                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-76122
                                                      Registration No. 333-58350

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JANUARY 22, 2002)

                                                                      [HCC LOGO]

                                  $125,000,000

                          HCC INSURANCE HOLDINGS, INC.
                        1.30% CONVERTIBLE NOTES DUE 2023
                               ------------------
    We will pay interest at the rate of 1.30% per year on the notes each April 1 and October 1. The first interest payment will be made on October 1, 2003. The notes will be unsecured obligations and will rank equally with our existing and future unsecured senior indebtedness. The notes will mature on April 1, 2023.

    Holders may surrender the notes for conversion into shares of our common stock under the following circumstances:

    - if as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 consecutive trading days during the period of 30 consecutive trading days ending on the last trading day of that quarter is more than 130% of the conversion price per share of common stock,

    - if the notes have been called for redemption,

    - if we are party to certain consolidations, mergers or binding share exchanges, or

    - if at any time after December 1, 2003, the notes are rated below "BBB-," or are not rated at all, by Standard & Poor's Rating Services.

    Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock.

    Each $1,000 principal amount of notes is convertible into 29.4377 shares of our common stock, which represents an initial conversion price of $33.97 per share. The conversion price, and, therefore, the conversion rate, may be adjusted for certain reasons. The shares of our common stock trade on the New York Stock Exchange under the symbol "HCC." The last reported sale price of the shares on March 24, 2003 was $26.13 per share.

    Holders may require us to purchase all or a portion of their notes on April 1, 2009, April 1, 2014 and April 1, 2019. We may choose to pay the purchase price in cash or in shares of our common stock or a combination of cash and shares of our common stock. In addition, if we have a change in control occurring on or before April 1, 2009, holders may require us to repurchase all or a portion of their notes. We may redeem all or a portion of the notes for cash at any time on or after April 4, 2009 at a cash redemption price equal to the principal amount of the notes plus accrued and unpaid interest.
                               ------------------
     INVESTING IN THE NOTES INVOLVES RISKS.   SEE "RISK FACTORS" BEGINNING ON
PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                                                              PER NOTE       TOTAL
                                                              --------    ------------
Public Offering Price                                         100.00%     $125,000,000
Underwriting Discount                                           2.25%     $  2,812,500
Proceeds to HCC Insurance Holdings, Inc. (before expenses)     97.75%     $122,187,500

    Interest on the notes will accrue from March 28, 2003, to the day of delivery.

    The underwriters may also purchase up to an additional $18,750,000 aggregate principal amount of notes within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

    The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about March 28, 2003.

                               ------------------

                           Sole Book-Running Manager
                              SALOMON SMITH BARNEY
RAYMOND JAMES
                        WELLS FARGO SECURITIES, LLC
                                             WILLIAM BLAIR & COMPANY
                                                            ADVEST, INC.
March 25, 2003

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                               ------------------

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
                       PROSPECTUS SUPPLEMENT
About This Prospectus Supplement............................    S-3
About Forward-Looking Statements............................    S-3
Prospectus Supplement Summary...............................    S-4
Summary Financial Data......................................    S-7
Risk Factors................................................   S-10
Use of Proceeds.............................................   S-12
Capitalization..............................................   S-12
Market Information..........................................   S-13
Ratio of Earnings to Fixed Charges..........................   S-13
Description of Notes........................................   S-14
Certain U.S. Federal Income Tax Consequences................   S-28
Underwriting................................................   S-33
Certain Legal Matters.......................................   S-34

                            PROSPECTUS
About This Prospectus.......................................      2
The Company.................................................      3
Risk Factors................................................      6
Use of Proceeds.............................................     11
Ratio of Earnings to Fixed Charges..........................     11
Description of Our Common Stock.............................     11
Description of Senior Debt Securities and Subordinated Debt
  Securities................................................     13
Description of Warrants.....................................     18
Plan of Distribution........................................     21
Certain Legal Matters.......................................     21
Experts.....................................................     22
About Forward-Looking Statements............................     22
Where You Can Find More Information.........................     22

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of the notes being offered. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the notes being offered. A description of our capital stock is contained in the accompanying prospectus. This prospectus supplement, together with the documents incorporated by reference in the accompanying prospectus, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement or the documents incorporated by reference in the accompanying prospectus is inconsistent with the accompanying prospectus, this prospectus supplement or the documents incorporated by reference in the accompanying prospectus will apply and will supersede the information in the accompanying prospectus.

     Please read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus together with the additional information described under the section entitled "Where You Can Find More Information" in the accompanying prospectus and the section entitled "Risk Factors" in each of this prospectus supplement and the accompanying prospectus before you make an investment decision.

     This prospectus supplement and the accompanying prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make an offer or solicitation.

                        ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus supplement contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus supplement that address activities, events or developments that we expect or anticipate may occur in the future, including such things as future capital expenditures, business strategy, competitive strengths, goals, growth of our business and operations, plans, and references to future success may be considered forward-looking statements. Also, when we use words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "probably" or similar expressions, we are making forward-looking statements.

     Many risks and uncertainties may impact the matters addressed in these forward-looking statements. Many possible events or factors could affect our future financial results and performance. These could cause our results or performance to differ materially from those we express in our forward-looking statements. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus supplement, our inclusion of this information is not a representation by us or any other person that our objectives and plans will be achieved. You should consider these risks and those we set out in the "Risk Factors" section of this prospectus supplement and the accompanying prospectus before you purchase our securities.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled "Risk Factors" and the financial statements and related notes to those financial statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

                                  THE OFFERING

ISSUER........................   HCC Insurance Holdings, Inc.

NOTES.........................   $125,000,000 aggregate principal amount of
                                 1.30% convertible notes due April 1, 2023. We have also granted the underwriters an option to purchase up to $18,750,000 aggregate principal amount of additional notes to cover over-allotments, if any.

OFFERING PRICE................   100% of the principal amount of the notes, plus
                                 accrued interest, if any, on the notes.

MATURITY OF NOTES.............   April 1, 2023.

INTEREST PAYMENT DATES........   April 1 and October 1 of each year, commencing
                                 on October 1, 2003.

CONVERSION RIGHTS.............   For each $1,000 principal amount of notes
                                 surrendered for conversion, a holder will receive 29.4377 shares of our common stock, which represents an initial conversion price of $33.97 per share. The conversion price may be adjusted for certain reasons. See "Description of Notes -- Conversion Rights."

                                 Holders may surrender notes for conversion into shares of our common stock:

                                   - in any calendar quarter, if, as of the last
                                     day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 consecutive trading days during the period of 30 consecutive trading days ending on the last trading day of that quarter was more than 130% of the conversion price per share of our common stock;

                                   - if the notes have been called for
                                     redemption, the notes may be surrendered for conversion at any time prior to the close of business on the second business day prior to the redemption date,

                                   - if we are party to certain consolidations,
                                     mergers or binding share exchanges as
                                     provided in "Description of Notes --
                                     Conversion Rights," or

                                   - if at any time after December 1, 2003, the
                                     notes are rated below "BBB-," or are not rated at all, by Standard & Poor's Rating Services.

                                 The ability to surrender notes for conversion will expire at the close of business on April 1, 2023, unless they have previously been redeemed or purchased.

                                 In all cases upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock.

RANKING.......................   The notes will be unsecured and unsubordinated
                                 indebtedness of HCC and will rank on a parity with HCC's other unsecured and unsubordinated indebtedness. The notes will not be guaranteed by any of our subsidiaries, and, accordingly, the notes will be effectively subordinated to the liabilities of our subsidiaries, including trade creditors. The notes do not limit the ability of our subsidiaries to incur indebtedness. As of December 31, 2002, our subsidiaries had liabilities of approximately
                                 $2.6 billion, including guarantees of our indebtedness.

SINKING FUND..................   None.

REDEMPTION OF NOTES AT OUR
OPTION........................   We may redeem all or a portion of the notes for
                                 cash at any time on or after April 4, 2009, at a redemption price equal to the principal amount of the notes plus accrued and unpaid interest to, but excluding, the redemption date. See "Description of Notes -- Redemption of Notes at Our Option."

REPURCHASE OF THE NOTES AT THE
OPTION OF THE HOLDER..........   Holders may require us to repurchase all or a
                                 portion of their notes on April 1, 2009, April
                                 1, 2014 and April 1, 2019, at a repurchase price equal to the principal amount of the notes plus accrued and unpaid interest to, but excluding, the repurchase date. We may choose to pay the purchase price in cash or in shares of our common stock or a combination of cash and common stock. See "Description of Notes -- Repurchase of Notes at the Option of
                                 Holders."

CHANGE IN CONTROL.............   Upon a change in control of HCC occurring on or
                                 before April 1, 2009, each holder may require us to repurchase all or a portion of the holder's notes at a price equal to the principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of repurchase. Such repurchase price may be paid by us in cash or in shares of our common stock or a combination of cash and common stock. See
                                 "Description of Notes -- Change in Control
                                 Requires Repurchase of Notes by Us at the Option of the Holder."

EVENTS OF DEFAULT.............   If there is an event of default on the notes,
                                 the aggregate principal amount of the notes plus the accrued and unpaid interest on those notes may be declared immediately due and payable. These amounts automatically become due and payable in certain circumstances. See
                                 "Description of Notes -- Events of Default."

USE OF PROCEEDS...............   We intend to use the net proceeds from this
                                 offering to repay indebtedness under our revolving loan facility, to assist in the financing of pending and future acquisitions and strategic investments, and for general corporate purposes.

DTC ELIGIBILITY...............   The notes will be issued in book-entry form and
                                 will be represented by permanent global
                                 certificates deposited with a custodian for and registered in the name of a nominee of The

                                 Depository Trust Company in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of
                                 Notes -- Book-Entry System for Notes."

NEW YORK STOCK EXCHANGE SYMBOL
FOR COMMON STOCK..............   HCC

TRADING.......................   We have not applied and do not intend to apply
                                 for the listing of the notes on any securities exchange.

RECENT DEVELOPMENTS

     HCC has entered into a definitive agreement to acquire 2,564,164 shares of Series A Mandatory Convertible Preferred Stock of Argonaut Group, Inc., a NASDAQ publicly traded company, for a purchase price of approximately $34.6 million. The acquisition of the convertible preferred stock is subject to certain conditions, which may be waived by HCC, including the requirement that Argonaut sell an aggregate amount of $58 million of such convertible preferred stock. If all the conditions to closing are either satisfied or waived, the transaction is expected to close on or about March 31, 2003. The convertible preferred stock is convertible into common stock of Argonaut at a conversion price, subject to adjustment in certain circumstances, of $13.50 per share.

                             SUMMARY FINANCIAL DATA
            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

     The summary consolidated financial data as of and for the years ended December 31, 2001, 2000, 1999 and 1998 set forth below have been derived from our audited consolidated financial statements. The summary consolidated financial data as of and for the year ended December 31, 2002 are unaudited, but in the opinion of management include all normal recurring adjustments necessary for a fair presentation of our financial position and results of operations for such period. All information contained in this summary should be read in conjunction with the consolidated financial statements, the related notes and the section entitled Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in the documents incorporated by reference.

                                                 FOR THE YEARS ENDED DECEMBER 31,(1)
                                   ---------------------------------------------------------------
                                      2002          2001         2000         1999         1998
                                   -----------   ----------   ----------   ----------   ----------
                                   (UNAUDITED)
STATEMENT OF EARNINGS DATA:
REVENUE
  Net earned premium.............  $  505,521    $  342,787   $  267,647   $  141,362   $  143,100
  Management fees................      77,082        61,795       96,058       90,713       74,045
  Commission income..............      41,572        43,412       49,886       58,233       40,804
  Net investment income..........      37,769        39,638       39,836       30,946       29,342
  Net realized investment gain
     (loss)......................         453           393       (5,321)      (4,164)         845
  Other operating income.........       6,985        17,436       25,497       28,475       22,268
                                   ----------    ----------   ----------   ----------   ----------
          Total revenue..........     669,382       505,461      473,603      345,565      310,404
EXPENSE
  Loss and loss adjustment
     expenses....................     306,491       267,390      198,470      109,650       91,302
  Operating expense:
     Policy acquisition costs....      63,274        27,923       23,743        8,177       10,978
     Compensation expense........      80,495        69,762       83,086       79,196       57,227
     Provision for
       reinsurance(2)............          --            --           --       43,462           --
     Other operating expense.....      47,642        71,119       53,274       53,273       36,558
                                   ----------    ----------   ----------   ----------   ----------
          Total operating
            expense..............     191,411       168,804      160,103      184,108      104,763
  Interest expense...............       8,301         8,884       20,347       12,964        6,021
                                   ----------    ----------   ----------   ----------   ----------
          Total expense..........     506,203       445,078      378,920      306,722      202,086
                                   ----------    ----------   ----------   ----------   ----------
  Earnings before income tax
     provision...................     163,179        60,383       94,683       38,843      108,318
  Income tax provision...........      57,351        30,186       37,202       12,271       35,208
                                   ----------    ----------   ----------   ----------   ----------
       Net earnings before
          accounting change......     105,828        30,197       57,481       26,572       73,110
Cumulative effect of accounting
  change(3)......................          --            --       (2,013)          --           --
                                   ----------    ----------   ----------   ----------   ----------
       Net earnings..............  $  105,828    $   30,197   $   55,468   $   26,572   $   73,110
                                   ==========    ==========   ==========   ==========   ==========

                                                 FOR THE YEARS ENDED DECEMBER 31,(1)
                                   ---------------------------------------------------------------
                                      2002          2001         2000         1999         1998
                                   -----------   ----------   ----------   ----------   ----------
                                   (UNAUDITED)
BASIC EARNINGS PER SHARE DATA:
  Earnings before accounting
     change......................  $     1.70    $     0.52   $     1.13   $     0.53   $     1.49
  Cumulative effect of accounting
     change(3)...................          --            --        (0.04)          --           --
                                   ----------    ----------   ----------   ----------   ----------
  Net earnings...................  $     1.70    $     0.52   $     1.09   $     0.53   $     1.49
                                   ==========    ==========   ==========   ==========   ==========
  Weighted average shares
     outstanding.................      62,225        58,321       50,742       50,058       48,917
                                   ==========    ==========   ==========   ==========   ==========
DILUTED EARNINGS PER SHARE DATA:
  Earnings before accounting
     change......................  $     1.68    $     0.51   $     1.11   $     0.52   $     1.46
  Cumulative effect of accounting
     change(3)...................          --            --        (0.04)          --           --
                                   ----------    ----------   ----------   ----------   ----------
  Net earnings...................  $     1.68    $     0.51   $     1.07   $     0.52   $     1.46
                                   ==========    ==========   ==========   ==========   ==========
  Weighted average shares
     outstanding.................      62,936        59,619       51,619       50,646       49,933
                                   ==========    ==========   ==========   ==========   ==========
Cash dividend declared, per
  share..........................  $    0.255    $    0.245   $     0.22   $     0.20   $     0.16
                                   ==========    ==========   ==========   ==========   ==========
AMOUNTS ADJUSTED FOR NON-
  AMORTIZATION OF GOODWILL(4):
Adjusted net earnings............  $  105,828    $   41,584   $   67,302   $   31,980   $   74,856
                                   ==========    ==========   ==========   ==========   ==========
Adjusted basic earnings per
  share..........................  $     1.70    $     0.71   $     1.33   $     0.64   $     1.53
                                   ==========    ==========   ==========   ==========   ==========
Adjusted diluted earnings per
  share..........................  $     1.68    $     0.70   $     1.30   $     0.63   $     1.50
                                   ==========    ==========   ==========   ==========   ==========
STATUTORY OPERATING DATA AND
  RATIOS(5)
  Gross written premium..........  $1,163,397    $1,014,833   $  972,154   $  576,184   $  500,962
  Net written premium............     545,475       371,409      283,947      150,261      123,315
  Policyholders' surplus.........     523,807       401,393      326,249      315,474      369,401
  Gross written premium to
     policyholders' surplus......       222.1%        252.8%       298.0%       182.6%       135.6%
  Net written premium to
     policyholders' surplus......       104.1%         92.5%        87.0%        47.6%        33.4%
  Loss ratio.....................        62.0%         78.0%        71.1%       107.1%        67.2%
  Expense ratio..................        23.9%         23.8%        27.0%        22.8%        15.7%
                                   ----------    ----------   ----------   ----------   ----------
  Combined ratio.................        85.9%        101.8%        98.1%       129.9%        82.9%
                                   ==========    ==========   ==========   ==========   ==========
  Combined ratio excluding
     effects of the provision for
     reinsurance in 1999.........                                               104.1%
                                   ==========    ==========   ==========   ==========   ==========
  Industry average combined
     ratio.......................           *         115.9%       110.1%       107.8%       105.6%

                                                        AS OF DECEMBER 31,(1)
                                   ---------------------------------------------------------------
                                      2002          2001         2000         1999         1998
                                   -----------   ----------   ----------   ----------   ----------
                                   (Unaudited)
BALANCE SHEET DATA:
  Total investments..............  $1,167,636    $  885,659   $  711,113   $  581,322   $  525,646
  Premium, claims and other
     receivables.................     753,527       665,965      609,716      636,671      382,885
  Reinsurance recoverables.......     798,934       899,128      789,412      736,485      372,672
  Ceded unearned premium.........     164,224        71,140      114,469      133,657      149,568
  Goodwill and other
     intangibles.................     350,086       328,815      266,015      263,687       88,043
  Total assets...................   3,704,151     3,219,120    2,790,755    2,679,737    1,709,643
  Loss and LAE payable...........   1,155,290     1,130,748      944,117      871,104      460,511
  Unearned premium...............     331,050       179,530      190,550      188,524      201,050
  Notes payable..................     230,027       181,928      212,133      242,546      121,600
  Shareholders' equity...........     882,907       763,453      530,930      458,439      440,430
  Net tangible book value per
     share(6)....................        8.54          7.06         5.13         3.88         7.16
  Book value per share(6)........  $    14.15    $    12.40   $    10.29   $     9.12   $     8.94

---------------

 *  not available.

(1) Certain amounts in the 2001, 2000, 1999 and 1998 selected consolidated financial data have been reclassified to conform to the 2002 presentation. Such reclassifications had no effect on our net earnings, shareholders' equity or cash flows.

(2) During 1999, we recorded a provision for reinsurance recoverables in the amount of $29.5 million relating to one of our reinsurers that was subsequently placed into liquidation and a $14.0 million loss related to the commutation of all liabilities with another reinsurer.

(3) During 2000, we changed certain of our revenue recognition methods for our agencies and intermediaries to agree to guidance contained in Securities and Exchange Commissions' Staff Accounting Bulletin Number 101 entitled "Revenue Recognition in Financial Statements". See Note (1) in the Notes to Consolidated Financial Statements.

(4) During 2002, we adopted Statement of Financial Accounting Standards ("SFAS") No. 142 entitled "Goodwill and Other Intangible Assets", which required that goodwill and indefinite-lived intangible assets no longer be amortized. The adjusted amounts presented are amounts that we would have reported had we adopted SFAS No. 142 on January 1, 1998.

(5) Ratios based on statutory accounting principles, or SAP, data are not intended to be a substitute for results of operations on the basis of generally accepted accounting principles, or GAAP. The differences between SAP and GAAP are described in Note (14) of our consolidated financial statements. Including this information on a SAP basis is meaningful and useful to allow a comparison of our operating results with those of other companies in the insurance industry. The source of the industry average is A.M. Best Company. A.M. Best reports on insurer performance on a SAP basis to provide for more standardized comparisons among individual companies, as well as to track overall industry performance.

(6) Book value per share is calculated by dividing shares outstanding plus contractually issuable shares into total shareholders' equity. Net tangible book value per share uses total shareholders' equity less the sum of goodwill and other intangible assets as the numerator.

                                  RISK FACTORS

     You should carefully consider the specific risk factors set forth below, as well as the specific risk factors relating to our business and our industry contained in the accompanying prospectus, before deciding to invest in the notes. You should also consider the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes. This prospectus supplement and the accompanying prospectus contain or incorporate statements that constitute forward-looking statements regarding, among other matters, our intent, belief or current expectations about our business. These forward-looking statements are subject to risks, uncertainties and assumptions.

OUR COMMON STOCK PRICE CONSTANTLY CHANGES, WHICH MAY CAUSE THE TRADING PRICE OF THE NOTES TO BE HIGHLY VOLATILE.

     We expect that the market price of the notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected of non-convertible debt securities. The price of our common stock on the New York Stock Exchange constantly changes. Since January 1, 2000, our stock has traded from a low of $10.94 to a high of $29.65 per share. Because the notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who have received common stock upon conversion will also be subject to the risk of volatility and depressed prices. Fluctuation in our common stock price may be caused by a number of factors, some of which are beyond our control, including:

     - additions or departures of our key personnel;

     - announcements by us of significant contracts, acquisitions or capital commitments;

     - changes in estimates by securities analysts of our financial results;

     - changes in market valuations of property and casualty insurance companies generally;

     - quarterly variations in our operating results;

     - significant sales of our common stock; and

     - acquisitions or losses of our major customers.

     In addition, the stock market in recent years has experienced broad price and volume fluctuations that have often been unrelated to the operating performance of companies, particularly property and casualty insurance companies. These broad market fluctuations have also adversely affected, and may continue to adversely affect, the market price of our common stock.

FUTURE SALES OF OUR COMMON STOCK MAY ADVERSELY AFFECT OUR COMMON STOCK PRICE AND THEREFORE THE TRADING PRICE OF THE NOTES.

     We believe that substantially all of the shares of common stock that will be outstanding after this offering and shares of common stock issued in the future upon the exercise of outstanding options and the conversion of other outstanding convertible notes will be freely tradable under the federal securities laws following this offering, subject to certain limitations. These limitations include vesting provisions in option agreements, restrictions in lock-up agreements with certain shareholders, and volume and manner-of-sale restrictions under Rule 144. The future sale of a substantial number of shares of our common stock into the public market following this offering, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock, which would, in turn, adversely affect the trading price of the notes.

IF AN ACTIVE MARKET FOR THE NOTES FAILS TO DEVELOP OR IS NOT SUSTAINED, THE TRADING PRICE AND LIQUIDITY OF THE NOTES COULD BE MATERIALLY ADVERSELY AFFECTED.

     The notes are new securities for which there is currently no market. We do not intend to apply for listing of the notes on any securities exchange or automated quotation system. Although the underwriters have advised us that they currently intend to make a market in the notes after the completion of the offering, the underwriters are not obligated to do so, and any such market making activities may be discontinued at any time without notice. We do not know if any market for the notes will develop, or that any such market will provide liquidity for holders of the notes. If a market for the notes were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, our operating results and the market for similar securities. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be materially adversely affected.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE IN CONTROL REPURCHASE OPTION OR THE REPURCHASE AT THE OPTION OF THE HOLDER PROVISION IN THE NOTES.

     Upon the occurrence of specific kinds of change in control events occurring on or before April 1, 2009 and on the April 1, 2009, April 1, 2014 and April 1, 2019 repurchase dates, we may be required to offer to repurchase all of the outstanding notes. However, it is possible that we will not have sufficient funds at such time to make the required repurchase of notes in cash or that restrictions in our credit facilities or other indebtedness will not allow such repurchases. Under the notes, we may pay the repurchase price described above in shares of our common stock in cash or a combination of cash and stock. In addition, important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change in Control" under the indenture governing the notes. See "Description of Notes -- Repurchase of Notes at the Option of Holders" and "-- Change in Control Requires Repurchase of Notes by Us at the Option of the Holder."

AS A HOLDING COMPANY, WE WILL DEPEND ON DISTRIBUTIONS FROM OUR SUBSIDIARIES IN ORDER TO FULFILL OUR PAYMENT OBLIGATIONS ON THE NOTES.

     Substantially all of our operations are conducted through our subsidiaries and substantially all of our earnings and cash flows are generated by our subsidiaries. As a result, we will depend on the earnings of our subsidiaries in order to pay the interest and repay the principal which we owe and to pay cash dividends to our common shareholders in the future. In addition, we are dependent on the distribution of our subsidiaries' earnings, loans and other payments by our subsidiaries to us.

     Our subsidiaries are separate and distinct legal entities. They have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us is subject to statutory or contractual restrictions and restrictions contained in our current credit facilities. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. Therefore, we may not have sufficient cash flow to meet our obligations under the notes.

     In addition, except to the extent we may be a creditor with recognized claims against our subsidiaries, the claims of creditors of our subsidiaries will have priority with respect to the assets and earnings of our subsidiaries over claims of our direct creditors including holders of the notes.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the notes in this offering are estimated to be approximately $121,687,500 (approximately $140,015,625 if the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and estimated offering expenses payable by us.

     We intend to use approximately $66.0 million of the net proceeds to repay outstanding indebtedness under our revolving loan facility. The revolving loan facility to be repaid bears interest at agreed upon rates and matures on December 17, 2004. As of December 31, 2002, the total amount of debt outstanding under our revolving loan facility was approximately $53.0 million and the weighted average interest rate was 3.2%. This revolving loan facility is collateralized in part by the pledge of our insurance companies' stock and guaranties entered into by our underwriting agencies and intermediaries.

     We intend to use the remainder of the net proceeds to assist in the financing of pending and future acquisitions and strategic investments and for general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of December 31, 2002:

     - on an actual basis; and

     - on an as-adjusted basis to give effect to:

      - our sale of $125.0 million aggregate principal amount of notes in this offering; and

      - the repayment of our remaining indebtedness under our bank facility with a portion of the net proceeds from the sale of notes in this offering.

                                                              AS OF DECEMBER 31, 2002
                                                              ------------------------
                                                                               AS
                                                                ACTUAL     ADJUSTED(1)
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
2% Convertible notes........................................  $  172,451   $  172,451
Bank facility...............................................      53,000           --
Notes offered hereby........................................          --      125,000
Other debt..................................................       4,576        4,576
                                                              ----------   ----------
       Total debt...........................................     230,027      302,027
                                                              ----------   ----------
Shareholders' equity
  Common Stock, $1.00 par value 250,000 shares authorized;
     62,358 shares issued and outstanding(2)................      62,358       62,358
  Additional paid-in capital................................     416,406      416,406
  Retained earnings.........................................     383,378      383,378
  Accumulated other comprehensive income....................      20,765       20,765
                                                              ----------   ----------
       Total shareholders' equity...........................     882,907      882,907
                                                              ----------   ----------
       Total capitalization.................................  $1,112,934   $1,184,934
                                                              ==========   ==========

---------------

(1) Assumes no exercise of the over-allotment option. If the over-allotment option is exercised, notes offered hereby would be $143.8 million and total debt would be $320.8 million.

(2) Excluding 7.3 million shares of our common stock reserved for issuance upon the exercise of options to purchase shares of our common stock, of which options to purchase 6.4 million shares have been granted and 0.9 million shares are available for future grant and excluding 5.4 million shares reserved for possible conversion of the 2.00% convertible notes.

                               MARKET INFORMATION

PRICE RANGE OF COMMON STOCK

     Our common stock trades on the New York Stock Exchange under the ticker symbol "HCC."

     The intra-day high and low sale prices for quarterly periods during the period January 1, 2001 through March 24, 2003, as reported by the New York Stock Exchange and the dividends declared were as follows:

                                                             HIGH     LOW     DIVIDENDS
                                                            ------   ------   ---------
2003:
First Quarter (through March 24, 2003)....................  $26.46   $22.30    $0.065
2002
Fourth Quarter............................................   25.70    22.37     0.065
Third Quarter.............................................   26.60    19.11     0.065
Second Quarter............................................   28.50    24.70     0.0625
First Quarter.............................................   28.95    24.90     0.0625
2001:
Fourth Quarter............................................   29.20    25.15     0.0625
Third Quarter.............................................   26.67    21.21     0.0625
Second Quarter............................................   29.65    23.26     0.06
First Quarter.............................................   26.88    20.50     0.06

     On March 24, 2003, the last reported sale price of our common stock as reported by the New York Stock Exchange was $26.13 per share.

SHAREHOLDERS

     We have one class of authorized capital stock, consisting of 250,000,000 shares of common stock, par value $1.00 per share. As of March 14, 2003, there were approximately 62.7 million shares of issued and outstanding common stock held by approximately 975 shareholders of record. We believe there are in excess of 15,000 beneficial owners.

DIVIDEND POLICY

     Beginning in June 1996, we announced a planned quarterly program of paying cash dividends to shareholders. We paid a cash dividend of $0.02 per share in July 1996 and in each succeeding quarter through the first quarter of 1997. We have increased the quarterly cash dividend in each year. Beginning in October 2002, our quarterly dividend was $0.065 per share. Our Board of Directors may review our dividend policy from time to time, and any determination with respect to future dividends will be made in light of regulatory and other conditions at that time, including our earnings, financial condition, capital requirements, loan covenants and other related factors. Under the terms of our revolving loan facility, we are prohibited from paying dividends in excess of an agreed upon maximum amount in any fiscal year. That limitation should not affect our ability to pay dividends in a manner consistent with our past practice and current expectations.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of our earnings to fixed charges for the periods indicated are as follows:

                                                    2002    2001   2000   1999   1998
                                                    -----   ----   ----   ----   -----
Ratio of earnings to fixed charges................  15.69   6.36   5.13   3.58   15.42

     For these ratios, earnings consist of income before interest expense, including amortization of capitalized expenses related to indebtedness, an estimated interest factor (33.3%) of rental expense and income taxes. Fixed charges consist of interest expense, including amounts capitalized and amortization of capitalized expenses related to indebtedness, and an estimated interest factor (33.3%) of rental expense.

                              DESCRIPTION OF NOTES

     We will issue the notes under an indenture dated August 23, 2001, as supplemented by a supplemental indenture, between us and Wachovia Bank, National Association (as successor to First Union National Bank), as trustee, referred to in this prospectus supplement and in the accompanying prospectus as the "senior indenture." The following description of the particular terms of the notes offered in this prospectus supplement, referred to in the accompanying prospectus as "senior debt securities," supplements and, to the extent they are inconsistent with each other, replaces the description of the general terms and provisions of the senior debt securities set forth in the accompanying prospectus. In this section of the prospectus supplement when we use the terms "HCC," "we," "our," or "us," we are referring only to HCC Insurance Holdings, Inc. and not any of our subsidiaries.

GENERAL

     The notes will be limited to $125,000,000 aggregate principal amount ($143,750,000 aggregate principal amount if the underwriters exercise their over-allotment option in full). The notes will mature on April 1, 2023.

     Interest on the notes accrues at a rate of 1.30% per annum from the date of original issuance, payable semiannually on April 1 and October 1 of each year or, if such day is not a business day, on the next succeeding business day, commencing on October 1, 2003. We will make each interest payment in cash to the holders of record of the notes on each March 15 and September 15 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The notes will be payable both as to principal and interest on presentation, if in certificated form, at the offices or agencies we maintain for such purpose within the city and state of New York or, at our option, payment of interest may be made by check mailed or delivered to the holders of the notes at their respective addresses set forth in the register of holders of notes or by wire transfer of immediately available funds to an account previously specified in writing by the holder to us and the trustee.

     However, we will pay interest by wire transfer of immediately available funds at the election of any holder with an aggregate principal amount of notes in excess of $2.0 million. Payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

     We may not reissue a note that has matured or been converted, repurchased by us at the option of a holder, redeemed or otherwise cancelled.

     Holders may present notes for conversion at the office of the conversion agent, which agent will initially be the trustee. Holders may present notes for registration of transfer at the office of the trustee.

     The notes are not subject to defeasance or covenant defeasance.

RANKING OF NOTES

     The notes will be unsecured and unsubordinated indebtedness of ours and will rank on a parity with our other unsecured and unsubordinated indebtedness. The notes will not be guaranteed by any of our subsidiaries, and, accordingly, the notes will be effectively subordinated to the claims of our subsidiaries' creditors, including trade creditors. The notes do not limit the ability of our subsidiaries to incur indebtedness. As of December 31, 2002, our subsidiaries had liabilities of approximately $2.6 billion, including guarantees of our indebtedness.

     The notes will not be secured by any of our assets. The notes do not restrict us and our subsidiaries from incurring additional secured and unsecured debt. As of December 31, 2002, we and our subsidiaries had outstanding secured debt of $67.3 million, including letters of credit, which does not include capital leases. Holders of secured debt would have claims on the assets securing such indebtedness prior to the holders of the notes.

CONVERSION RIGHTS

     The initial conversion price is $33.97 per share of our common stock, which is equivalent to a conversion rate of 29.4377 shares for each $1,000 principal amount of notes. The number of shares of common stock issuable upon conversion of a note will equal the principal amount of a note or portion thereof surrendered for conversion divided by the conversion price on the date of conversion. The conversion price and, therefore the conversion rate, is subject to adjustment upon the occurrence of certain events described below. Upon conversion, a holder of a note otherwise entitled to a fractional share will receive cash equal to the same fraction of the then current market price of our shares of common stock on the trading day immediately preceding the date of conversion. Holders may convert their notes in part so long as that part is $1,000 principal amount or an integral multiple of $1,000.

     If we choose to satisfy all or any portion of our obligation (the "conversion obligation") at any time other than upon notice of redemption or at maturity in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of your notice of conversion ("cash settlement notice period"). If we timely elect to pay cash for any portion of the shares of common stock otherwise issuable to you, you may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period ("conversion retraction period"); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares of common stock (other than cash in lieu of fractional shares). Unless the conversion notice has been retracted, settlement (in cash and/or shares) will occur on the business day following the final day of the 10 trading day period beginning on the day after the final day of the conversion retraction period (the "cash settlement averaging period"). Settlement amounts will be computed as follows:

     - If we elect to satisfy the entire conversion obligation in shares of our common stock, we will deliver to you a number of shares of our common stock equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 multiplied by (ii) the conversion rate.

     - If we elect to satisfy the entire conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

      - a number equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 multiplied by (ii) the conversion rate, and

      - the average closing price of shares of our common stock during the cash settlement averaging period on the New York Stock Exchange.

     - If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you such cash amount ("cash amount") and a number of shares equal to the excess, if any, of the number of shares of common stock calculated as set forth in the first bullet of this paragraph over the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) the pro rated portion of the cash amount for such day divided by (y) the closing price of shares of our common stock on such day on the New York Stock Exchange.

     Holders may surrender notes for conversion into at our option shares of common stock, cash or a combination thereof in any calendar quarter, if, as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 consecutive trading days during the period of 30 consecutive trading days ending on the last trading day of that preceding quarter was more than 130% of the conversion price per share of common stock on the last trading day of that quarter. The conversion agent will, on our behalf, determine at the end of each quarter if the notes are convertible and notify us and the trustee. If the notes are convertible as of the end of a quarter, we will issue a press release indicating that the notes are convertible during the subsequent quarter and will publish such information on our website.

     Even if the condition in the preceding paragraph has not been satisfied, holders may surrender notes or a portion thereof for conversion in the following circumstances:

     - if the notes or a portion thereof have been called for redemption, the notes may be surrendered for conversion at any time prior to the close of business on the second business day prior to the redemption date unless we default on payment of the redemption price, in which case the conversion right shall terminate at the close of business on the date such default is cured and such payment is made;

     - if we are party to a consolidation, merger or binding share exchange pursuant to which the shares of our common stock would be converted into cash, securities or other property, the notes may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. At the effective time of such transaction, the right to convert a note into shares of common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property of HCC or another person which the holder would have received if the holder had converted the holder's note immediately prior to the effective time of the transaction. If the transaction also constitutes a change in control occurring prior to April 1, 2009, the holder will be able to require us to purchase all or a portion of such holder's notes as described under "-- Change in Control Requires repurchase of Notes by Us at the Option of the Holder"; or

     - if, at any time after December 1, 2003, the notes are rated below "BBB-," or the assigned rating is suspended or withdrawn by Standard & Poor's Rating Services or such rating agency is not then rating the notes.

     A note for which a holder has delivered a repurchase notice or a change in control repurchase notice, as described below, requiring us to repurchase the note, may be surrendered for conversion only if the notice is withdrawn in accordance with the senior indenture, unless we default in payment of the applicable repurchase price or change of control repurchase price.

     Except as noted below, we will not make any cash payment or other adjustment on account of any dividends on common stock issued on the conversion or on account of any interest that accrues from the interest payment date immediately preceding the date of conversion up to the date of conversion on notes surrendered for conversion. Rather, our obligation to pay such interest will be deemed satisfied in full through the issuance of common stock upon conversion. If any notes are converted during the period after any record date for the payment of an installment of interest but before the next interest payment date, interest on those notes will be paid on the next interest payment date, notwithstanding such conversion, to the holder of record of those notes on the record date. However, any notes that are delivered to us for conversion after any record date but before the next interest payment date must be accompanied by a payment equal to the interest payable on such interest payment date on the principal amount of notes being converted, except in the following circumstances:

     - if, during that period between a record date and the next interest payment date, a conversion occurs on or after the date that we have issued a redemption notice and prior to the date of redemption, or

     - if a repurchase notice or change of control repurchase notice delivered by the holder has not been withdrawn and the conversion rights of the holder would terminate between the period between such record date and the interest payment date, or

     - if, at the time of conversion, we are in default on the payment of interest on the notes.

     A certificate for the number of full shares of common stock into which any note is converted, or, at our election, the equivalent cash amount, together with any cash payment for fractional shares and for accrued interest on the notes, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of common stock upon surrendering notes for conversion, see "Certain U.S. Federal Income Tax Consequences -- U.S. Holders."

     The conversion price will be adjusted for:

          (1) the issuance of our common stock as a dividend or distribution to all holders of shares of our common stock;

          (2) subdivisions and combinations of our common stock;

          (3) the issuance to all holders of shares of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the market price of our common stock on the business day immediately preceding the date of announcement of the issuance;

          (4) distributions to all holders of shares of our common stock of cash, shares of our capital stock, evidences of our indebtedness or other assets, including securities but excluding:

        - common stock referred to in item (1) above,

        - rights or warrants referred to in item (3) above,

        - any dividends or distributions of stock, securities or other property or assets in connection with a reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the third succeeding paragraph, and

        - any dividends or distributions paid exclusively in cash;

          (5) distributions consisting exclusively of cash to all holders of shares of our common stock to the extent that those distributions, combined together with:

        - all other all-cash distributions made within the preceding 12 months for which no adjustment has been made, plus

        - any cash and the fair market value of other consideration paid for in any tender offers by us or any of our subsidiaries for our common stock expiring within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for that distribution. Our "market capitalization," as of any date, is the product of the sale price of our common stock on such date times the number of shares of our common stock then outstanding; and

          (6) purchases of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

        - any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

        - the aggregate amount of any all-cash distributions referred to in the immediately preceding bullet point to all holders of our common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of the tender offer.

     We will not make any adjustment if holders of notes may participate in the transactions described above or in certain other cases. In cases:

     - where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities that are applicable to one share of common stock and are distributed to shareholders equals or exceeds the average sale price of our common stock over a specified period, or

     - in which the average sale price of our common stock over a specified period exceeds the fair market value of the assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion price, the holder of a note will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that the holder would have received if the holder had converted its notes immediately prior to the record date for determining the shareholders entitled to receive the distribution.

     We will not make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price in effect at that time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made.

     If we:

     - reclassify or change our common stock (other than changes resulting from a subdivision or combination), or

     - consolidate or combine with or merge into or are a party to a binding share exchange with any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive (or the common stock is converted into) stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, then, at the effective time of the transaction the holders of the notes may convert the notes into the consideration they would have received if they had converted their notes immediately prior to the reclassification, change, consolidation, combination, merger sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

     In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion price will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

     In the event we elect to make a distribution described in paragraphs numbered (3) or (4) above which, in the case of paragraph (4), has a per share value equal to more than 10% of the closing sale price of our shares of common stock on the day preceding the declaration date for the distribution, or in the event of a voluntary or involuntary dissolution, liquidation or winding up, then, if the notes are otherwise convertible, we will be required to give notice to the holders of notes at least 20 days' prior to the ex-dividend date for the distribution and, upon the giving of notice, the notes may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a note to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

     If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, you may in certain circumstances be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "Certain U.S. Federal Income Tax Consequences -- U.S. Holders."

     To the extent permitted by law, from time to time we may reduce the conversion price of the notes by any amount for any period. In that case, we will give at least 20 business days' notice to holders of the reduction. We may also reduce the conversion price, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. Any such reduction, however, will not be taken into account for purposes of determining whether the closing price of our common stock exceeds the conversion price by 105% in connection with an event which would otherwise be a change in control.

REDEMPTION OF NOTES AT OUR OPTION

     At any time on or after April 4, 2009, we may redeem the notes, in whole or in part, on at least 30 but no more than 60 days' notice, at a cash redemption price equal to the principal amount of the notes plus accrued and unpaid interest on the notes to (but excluding) the redemption date.

     If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed not more than 60 days prior to the redemption date in integral multiples of $1,000 by any method the trustee shall deem fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of the notes, the portion selected for redemption will be converted. We may not give notice of any redemption if we have defaulted in payment of interest and the default is continuing.

MANDATORY REDEMPTION

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE OF NOTES AT THE OPTION OF HOLDERS

     You have the right to require us to repurchase the notes on April 1, 2009, April 1, 2014 and April 1, 2019. We will be required to repurchase any outstanding note for which you deliver a written repurchase notice to the paying agent and deliver the note prior to, on or after the repurchase date. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

     We are required to repurchase any such notes at a repurchase price equal to the principal amount of the notes plus accrued and unpaid interest to (but excluding) the purchase date. We may, at our option, elect to pay the repurchase price in cash or shares of our common stock or any combination thereof. For a discussion of the tax treatment of a note holder receiving cash, shares of our common stock or any combination thereof, see "Certain U.S. Federal Income Tax Consequences -- U.S. Holders."

     We will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar (and to beneficial owners as required by applicable law) stating among other things:

     - whether we will pay the repurchase price of notes in cash or common stock or any combination thereof, specifying the percentages of each;

     - if we elect to pay in common stock, the method of calculating the market price of the common stock; and

     - the procedures that holders must follow to require us to repurchase their notes.

     Your right to require us to repurchase notes is exercisable by delivering a written repurchase notice to the paying agent within 20 business days of the repurchase date. The paying agent will initially be the trustee.

     The repurchase notice must state:

          (1) the certificate numbers of the holder's notes to be delivered for repurchase (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures);

          (2) the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000;

          (3) that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the senior indenture; and

          (4) your election, in the event we elect to pay all or a portion of the repurchase price in shares of our common stock but prove unable to satisfy the conditions for common stock payment and ultimately have to pay cash, to:

        - withdraw your repurchase notice as to all or a portion of the notes to which it relates, or

        - receive cash in respect of the entire repurchase price for all the notes or portions of notes described in your repurchase notice.

     If you fail to indicate your choice with respect to the election described in paragraph (4) above, you will be deemed to have elected to receive cash for the entire repurchase price for all the notes or portions of notes described in your repurchase notice.

     You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

     - the principal amount of the notes being withdrawn;

     - the certificate numbers of the notes being withdrawn (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

     - the principal amount of the notes that remains subject to the repurchase notice, if any, which must be $1,000 or an integral multiple of $1,000.

     If we elect to pay the repurchase price, in whole or in part, in shares of our common stock, the number of shares of common stock to be delivered by us shall be equal to the portion of the repurchase price to be paid in common stock divided by the market price of a share of common stock. We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the repurchase price.

     The "market price" of our common stock means the average of the sale prices of our common stock for the five trading day period ending on the third business day (if the third business day prior to the applicable repurchase date is a trading day or, if not, then on the last trading day prior to such third business day) prior to the applicable purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such repurchase date, of certain events with respect to the common stock that would result in an adjustment of the conversion price.

     The "sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System.

     Because the market price of the common stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of the common stock from the date such market price is determined to the repurchase date. We may pay the repurchase price or any portion of the repurchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of shares of common stock issuable in accordance with the foregoing provisions, we will publish such information on our website at www.hcch.com or in such other public medium as we may determine.

     In addition to the above conditions, our right to repurchase notes, in whole or in part, with shares of common stock is subject to our satisfying various conditions, including:

     - the listing of such shares of common stock on the principal United States securities exchange on which the common stock is then listed or the inclusion of such shares in The Nasdaq National Market if the common stock is then so included;

     - the registration of the common stock under the Securities Act of 1933 and the Securities Exchange Act of 1934, if required;

     - qualification or registration of such shares under applicable state securities law, if necessary, or the availability of an exemption therefrom; and

     - delivery to the trustee of an officer's certificate and an opinion of counsel, each stating, among other things, that the terms of the issuance of the common stock are in accordance with the senior indenture and that the common stock to be issued in payment of the repurchase price has been duly authorized and, when issued and delivered pursuant to the terms of the senior indenture, will be validly issued, fully paid and non-assessable and, to the best of such counsel's knowledge, free from preemptive rights.

     If such conditions are not satisfied with respect to a holder prior to the close of business on a repurchase date, we will pay the repurchase price of the notes of such holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the preceding sentence.

     Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or physical delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the note to be made promptly following the later of the repurchase date or the time of book-entry transfer or physical delivery of the note.

     If the paying agent holds money or securities sufficient to pay the repurchase price of a note on the business day following the repurchase date in accordance with the senior indenture, then, immediately after the repurchase date, the note will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer is made or the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

     Our ability to repurchase notes with cash may be limited by the terms of our then existing indebtedness, financial agreements or financial resources.

     We may not repurchase any notes at the option of holders if an event of default with respect to the notes has occurred and is continuing, other than a default in the payment of the repurchase price with respect to such notes.

     In connection with any repurchase offer, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 which may then be applicable. We will file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934.

  CHANGE IN CONTROL REQUIRES REPURCHASE OF NOTES BY US AT THE OPTION OF THE
  HOLDER

     In the event of a change in control occurring on or prior to April 1, 2009, you will have the right, at your option and subject to the terms and conditions of the senior indenture, to require us to repurchase all or any portion of the principal amount of your notes not previously called for redemption, in integral multiples of $1,000, at a price equal to the aggregate principal amount of the notes to be repurchased, together with interest accrued to, but excluding, the repurchase date. We have the option to pay you in cash or in shares of our common stock, valued at the then market price, or a combination of cash and common stock. We will be required to repurchase the notes no later than 40 business days after the occurrence of such change in control. We refer to this date in this prospectus supplement as the "change in control purchase date."

     Within 15 business days after the occurrence of a change in control, we must mail to the trustee, the paying agent and to all holders of notes at their addresses shown in the register of the registrar (and to beneficial owners as required by applicable law) a notice regarding the change in control, which notice must state, among other things:

     - the events causing a change in control;

     - the date of such change in control;

     - the last date on which a holder may exercise the repurchase right;

     - the change in control repurchase price;

     - the change in control repurchase date;

     - the name and address of the paying agent and the conversion agent;

     - the conversion price and any adjustments to the conversion price;

     - that notes with respect to which a change in control repurchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control repurchase notice has not been withdrawn in accordance with the terms of the senior indenture;

     - the procedures that holders must follow to exercise these rights;

     - whether we will pay the repurchase price of notes in cash or common stock or any combination thereof, specifying the percentages of each; and

     - if we elect to pay in common stock, the method of calculating the market price of the common stock.

     To exercise this right, you must deliver a written notice so as to be received by the paying agent no later than the close of business on the change in control repurchase date. The required repurchase notice upon a change in control must state:

     - the certificate numbers of the notes to be delivered by the holder (or, if the notes are not certificated, your repurchase notice must comply with appropriate DTC procedures);

     - the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

     - that we are to repurchase such notes pursuant to the applicable provisions of the senior indenture.

     You may withdraw any change in control repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date.

     The notice of withdrawal must state:

     - the principal amount of the notes being withdrawn;

     - the certificate numbers of the notes being withdrawn (or, if the notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

     - the principal amount of the notes that remain subject to a change in control repurchase notice.

     Our obligation to pay the change in control repurchase price for a note for which a change in control repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control repurchase notice. We will cause the change in control repurchase price for such note to be paid promptly following the later of the change in control repurchase date or the time of delivery of such note.

     If the paying agent holds money sufficient to pay the change in control repurchase price of the note on the change in control repurchase date in accordance with the terms of the senior indenture, then, immediately after the change in control repurchase date, interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control repurchase price upon delivery of the note.

     Under the senior indenture, a "change in control" is deemed to have occurred at such time as:

     - any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than HCC or our subsidiaries, is or becomes the direct or indirect beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) of 50% or more of the total voting power of all shares of our common stock entitled to vote generally in elections of directors; or

     - the Company consolidates with or merges with or into another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into the Company, pursuant to a transaction in which the Company's voting shares are converted into or exchanged for cash, securities or other property, except a transaction where the Company's voting shares are converted into or exchanged for voting shares of the surviving or transferee corporation (other than voting shares that mature or are redeemable for cash or debt securities prior to the maturity date of the notes) constituting a majority of the outstanding voting shares of the surviving or transferee corporation immediately after giving effect to their issuance; or

     - at any time during any consecutive two-year period, the following persons cease for any reason to constitute a majority of the board of directors of the Company:

      - individuals who at the beginning of such period constituted the board of directors of HCC; or

      - any new directors whose election by the board of directors of HCC or whose nomination for election by our shareholders was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved; or

     - we are liquidated or dissolved or adopt a plan of liquidation.

     However, a change of control will not be deemed to have occurred if either:

     - the closing price per share of our common stock for any five trading days within the period of ten consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first bullet point in the preceding paragraph, or the period of ten consecutive trading days ending immediately before the change of control, in the case of a change of control under the second and third bullet points in the preceding paragraph, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days; or

     - all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change in control under the first and second bullet points in the preceding paragraph above consists of shares of common stock traded on a national securities exchange or quoted on The Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock.

     The senior indenture does not permit our board of directors to waive our obligation to repurchase notes at the option of holders in the event of a change in control.

     In connection with any repurchase offer in the event of a change in control, we will:

     - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 which may then be applicable; and

     - file Schedule TO or any other required schedule under the Securities Exchange Act of 1934.

     The change in control repurchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of HCC. The change in control repurchase feature, however, is not the result of our knowledge of any specific effort:

     - to accumulate shares of our common stock;

     - to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

     - by management to adopt a series of anti-takeover provisions.

     Instead, the change in control repurchase feature is a standard term contained in other notes offerings that have been marketed by the underwriters. The terms of the change in control repurchase feature resulted from negotiations between the underwriters and us.

     We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control repurchase feature of the notes but which would increase the amount of our (or our subsidiaries') outstanding indebtedness.

     We may not repurchase notes at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control repurchase price with respect to the notes.

EVENTS OF DEFAULT

     In addition to the events of default set forth in the prospectus and any other events of default set forth in the senior indenture, with respect to the notes, each of the following events is defined as an "event of default":

     - default by us in the performance, or breach, of any other covenant or warranty in the notes or the senior indenture (other than a default in the performance or breach of a covenant or warranty that is otherwise specifically addressed) with respect to the notes for 60 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the notes;

     - any event of default under any mortgage, senior indenture or other instrument of HCC under which any indebtedness for borrowed money in an aggregate principal amount exceeding $35,000,000 shall become due and payable prior to the date upon which it is otherwise due and payable, if such acceleration is not rescinded or annulled within 30 days after written notice provided in accordance with the senior indenture;

     - default in payment of the principal amount, redemption price, repurchase price, or change in control repurchase price with respect to any note when it becomes due and payable;

     - default in payment of any accrued and unpaid interest which default continues for 30 days; and

     - failure by us to convert any portion of the principal amount of a note in accordance with its terms following exercise by the holder of the note of the right to convert the note.

     If there is an event of default on the notes, the aggregate principal amount of the notes then outstanding may be declared immediately due and payable.

     If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes plus the accrued but unpaid interest on the notes through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or our insolvency, the aggregate principal amount of the notes then outstanding plus the accrued but unpaid interest thereon through the occurrence of such event shall automatically become and be immediately due and payable.

MODIFICATION

     We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the senior indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, the senior indenture may not be modified or amended to:

     - change the stated maturity of the principal of, or any installment of principal of or any interest on, any debt security;

     - reduce the principal amount of any debt security;

     - reduce the rate of interest on any debt security;

     - reduce any additional amounts payable on any debt security;

     - reduce any premium payable upon the redemption of any debt security;

     - reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of its maturity under the terms of the senior indenture;

     - change any place of payment where, or the currency in which any debt security or any premium or interest on, that debt security is payable;

     - impair the right to institute suit for the enforcement of any payment of principal of or premium or any interest on any debt security on or after its stated maturity, or, in the case of redemption, on or after the redemption date;

     - reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for the supplemental indenture;

     - reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any waiver of compliance with certain provisions of the senior indenture or certain defaults under the senior indenture and their consequences;

     - modify any of the provisions relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase the percentage in principal amount of the outstanding debt securities of a series required for the consent of holders to approve a supplemental indenture or a waiver of a past default or compliance with certain covenants or to provide that certain other provisions of the senior indenture cannot be modified or waived without the consent of the holder of each outstanding debt security that would be affected by such a modification or waiver;

     - impair the right of any holder to convert any note, or impair or adversely affect the right to bring a suit to enforce the right to convert any note;

     - make any change that adversely affects the right of a holder to receive shares of our common stock upon surrendering a note for conversion;

     - make any change that adversely affects the right of a holder to require us to repurchase a note; or

     - reduce or adversely affect the right to receive the redemption price or repurchase price for the notes;

without the consent of the holders of each of the debt securities affected by that modification or amendment.

GOVERNING LAW

     The senior indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

BOOK-ENTRY SYSTEM FOR NOTES

     Upon issuance, the notes will be represented by a global security or securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, DTC, which will act as the depositary (the "Depositary"). Upon the issuance of any such Global Security, the Depositary or its nominee will credit the accounts of persons holding it with the principal or face amounts of the notes represented by any such Global Security. Ownership of beneficial interests in any such Global Security will be limited to participants that have accounts with the Depositary or persons that may hold interests through participants. Ownership of beneficial interests by participants in any such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary. Ownership of beneficial interests in any such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in a Global Security.

     Payment of principal or premium, if any, and/or interest, if any, on, or shares of common stock in exchange for, the notes, will be made to the Depositary or its nominee, as the sole registered owner and holder of the Global Security for such series for all purposes under the senior indenture. Neither we, the trustee nor any of our agents or the trustee's agent will have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in any such Global Security or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.

     We have been advised by the Depositary that upon receipt of any payment of principal of, or interest on, any Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     No Global Security may be transferred except as a whole by the Depositary to a nominee of the Depositary. Each Global Security is exchangeable for certificated notes only if:

     - the Depositary notifies us that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we fail within 90 days thereafter to appoint a successor,

     - we in our sole discretion determine that such Global Security shall be exchangeable, or

     - there shall have occurred and be continuing an event of default (as defined in the senior indenture) or an event which with the giving of notice or lapse of time or both, would constitute an event of default with respect to the notes represented by such Global Security. In such event, we will issue notes in certificated form in exchange for such Global Security. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in certificated form of notes equal in principal amount to such beneficial interest and to have such notes registered in its name. Notes issued in certificated form will be issued in denominations of $1,000 or any larger amount that is an integral multiple of $1,000, and will be issued in registered form only, without coupons. Subject to the foregoing, no Global Security is exchangeable, except for a Global Security for the same series of notes of like denomination to be registered in the name of the Depositary or its nominee.

     So long as the Depositary, or its nominee, is the registered owner of a Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on such notes, receiving notices and for all other purposes under the senior indenture and such notes. Beneficial interests in the notes will be evidenced only by, and transfer thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided herein, owners of beneficial interests in any Global Security will not be entitled to such Global Security and will not be considered the holders of such Global Security for any purposes under the senior indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the senior indenture. The Depositary will not consent or vote with respect to the Global Security representing the notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s (the Depositary's partnership nominee) consenting or voting rights to those participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Securities Exchange Act of 1934. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

SAME-DAY SETTLEMENT AND PAYMENT FOR NOTES

     Settlement for the notes will be made by the underwriters, in immediately available funds. All cash payments of principal and interest will be made by us in immediately available funds.

     The notes will trade in the Depositary's same-day funds settlement system until maturity or until such notes are issued in definitive form, and secondary market trading activity in such notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in such notes.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. The following discussion assumes that the notes will be treated as indebtedness for U.S. federal income tax purposes. This summary is based on existing legal authorities, including the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations and judicial decisions and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the U.S. Internal Revenue Service ("IRS") will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences described below. This summary generally applies only to "U.S. Holders" that purchase notes in the initial offering at their issue price and hold the notes or common stock as "capital assets" (generally, property held for investment). For this purpose, U.S. Holders include citizens or residents of the United States, corporations organized under the laws of the United States or any state and estates, the income of which is subject to U.S. federal income taxation regardless of its source. A trust is generally a U.S. Holder if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust. Special rules apply to "Non-U.S. Holders," including nonresident alien individuals and foreign corporations, estates or trusts. This summary describes some, but not all, of these special rules. Income earned through a foreign or domestic partnership is subject to special rules that are generally not discussed here. This discussion does not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, such as the alternative minimum tax provisions of the Code, or to certain categories of investors that may be subject to special rules, such as certain financial institutions, tax-exempt organizations, dealers in securities, persons who hold notes or common stock as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction or persons who have ceased to be U.S. citizens or taxed as resident aliens. Finally, this summary does not describe any tax considerations arising under the laws of any applicable foreign, state or local jurisdiction.

     We assume that a substantial amount of the notes will be sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at a price equal to 100% of the aggregate principal amount of such notes (or within 1/4 of 1% of such amount multiplied by the number of complete years to maturity). As a consequence, the following discussion assumes that the special rules which require debt instrument holders to accrue "original issue discount" as ordinary interest income, regardless of their regular method of accounting for U.S. federal income tax purposes, do not apply.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE OR LOCAL LAWS AND TAX TREATIES.

U.S. HOLDERS

     Interest on Notes. U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting for U.S. federal income tax purposes.

     Sale, Exchange or Redemption of Notes. A U.S. Holder will generally recognize capital gain or loss if the holder disposes of a note in a sale, redemption or exchange (other than a conversion of the note into common stock or a redemption of the note for common stock as discussed below). The holder's gain or loss will equal the difference between the proceeds received by the holder, excluding any proceeds that are attributable to accrued interest which will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income, and the holder's adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder's tax basis in the note will generally equal the amount the holder paid for the note. The gain or loss will be long-term capital gain or loss if the holder held the note for more than one year. Long-term capital gains of individuals, estates and trusts are generally taxed at a maximum rate of 20%. The deductibility of capital losses may be subject to limitation.

     Adjustment of Conversion Rate. The terms of the notes allow for changes in the conversion rate of the notes in certain circumstances. A change in conversion rate may result in a taxable dividend to holders, although such holders would not actually receive any cash or other property. A taxable dividend would result, for example, if the conversion rate is adjusted to compensate holders for distributions of cash or other property to our shareholders. However, not all changes in the conversion rate will result in a taxable dividend to holders. For instance, a change in the conversion rate may occur in order to prevent the dilution of the holders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as taxable dividends.

     Conversion of Notes. A U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock, except to the extent the common stock is considered attributable to accrued interest not previously included in income (which is taxable as ordinary income). If a holder receives cash in lieu of a fractional share of stock, the holder will be treated as if the holder received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the stock attributable to the fractional share. The holder's aggregate tax basis in the common stock will equal the holder's adjusted tax basis in the corresponding note, less any portion allocable to any fractional share. The holder's holding period for the stock will include the holding period for the corresponding note. However, the holder's holding period for any stock attributable to accrued interest will begin on the day following the exchange date.

     If we decide to satisfy the conversion obligation in part cash and part common stock, the holder will recognize gain realized in the exchange to the extent of cash received, but no loss will be recognized on such conversion. The holder's tax basis in the common stock permitted to be received tax-free will equal the holder's tax basis in the corresponding note less the amount of cash received plus the amount of gain recognized on the conversion. The holder's holding period for the common stock will include the holding period for the corresponding note. Alternatively, in the event that we decide to satisfy the conversion obligation entirely in cash, the holder will recognize gain or loss equal to the difference between the proceeds received by such holder (excluding amounts allocated to interest) and the holder's adjusted tax basis in the note. See "-- Sale, Exchange or Redemption of Notes" above.

     Repurchase of Notes Using Common Stock in Lieu of Cash. If a holder exercises its right to require us to repurchase a note, we may, in lieu of paying the repurchase price in cash, use our common stock to repurchase the note. In this event, the exchange of a note for common stock should constitute a tax-free recapitalization to holders because the notes should constitute "securities" within the meaning of the Code provisions regarding tax-free reorganizations. However, no assurances can be provided in this regard because the test as to whether a debt instrument is a "security" is based on a number of facts and circumstances that involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. Debt instruments with a term of five years or less generally have not qualified as "securities," whereas debt instruments with a term of ten years or more generally have qualified as "securities."

     If the exchange of notes for common stock constitutes a tax-free recapitalization, exchanging holders will not recognize any gain or loss, except to the extent the common stock is attributable to accrued interest on the notes which will be recognized as ordinary interest income to the extent the holder has not previously included the accrued interest in income. A holder's tax basis in shares of common stock attributable to accrued interest generally will equal the amount of such accrued interest included in income and the holding period of such common stock will begin on the day following the exchange date. For a discussion of the rules relating to the tax treatment of fractional common shares and the determination of the tax basis and the holding period of the common stock received in exchange for the notes, see "--Conversion of Notes" above.

     If the notes were determined not to constitute "securities" for U.S. federal income tax purposes, then an exchanging holder would recognize gain or loss in accordance with the rules described above under "--Sale, Exchange or Redemption of Notes." In this event, a holder's initial tax basis in the common stock received would be equal to its fair market value on the exchange date, and the holding period for the common stock would begin on the day immediately after the exchange date.

     Dividends on Common Stock. If, after a U.S. Holder converts a note into common stock, we make a distribution of cash or other property in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder's investment, up to the holder's tax basis in its common stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a corporation, it may be able to claim a deduction for a portion of any distribution received that is considered a dividend.

     Legislation has been introduced in Congress that, if enacted into law, would generally provide that dividends paid by U.S. corporations would be tax-exempt to the recipient to the extent that the dividends were paid out of previously-taxed corporate income. The proposed legislation would eliminate the dividends received deduction in respect of dividends (including constructive dividends) paid by us with respect to any common stock issued by us upon conversion of the notes. It is impossible to predict whether this proposed legislation will be enacted or what changes may be made to this proposed legislation prior to enactment, including with respect to its effective date. Accordingly, investors are advised to consult their tax advisors regarding the proposed legislation.

     Sale or Exchange of Common Stock. A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the common stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss will be long-term capital gain or loss if the holder's holding period for the stock is more than one year. Long-term capital gains of individuals, estates and trusts are generally taxed at a maximum rate of 20%. The deductibility of capital losses may be subject to limitation.

     Information Reporting and Backup Withholding. Information reporting and backup withholding at the rate specified in the Code may apply to payments of principal and interest on a note, dividends on common stock or the proceeds from the sale or other disposition of a note or common stock with respect to certain noncorporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding unless the U.S. Holder provides to the payor a correct taxpayer identification number and certain other information, certified under penalties of perjury, or otherwise establishes an exemption. Any amount withheld under the backup withholding rules may be credited against the U.S. Holder's federal income tax liability and any excess may be refundable provided the proper information is provided to the IRS.

NON-U.S. HOLDERS

     Interest on Notes. Payments of interest on the notes to Non-U.S. Holders will generally qualify as "portfolio interest" and thus will be exempt from the withholding of U.S. federal income tax if the Non-U.S. Holder properly certifies as to its foreign status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

     - owns, directly or indirectly, at least 10% of our voting stock; or

     - is a "controlled foreign corporation" that is, directly or indirectly, related to us.

     If the portfolio interest exception does not apply, then payments of interest to a Non-U.S. Holder will generally be subject to U.S. federal income tax withholding at a rate of 30%, unless reduced by an applicable tax treaty.

     The portfolio interest exception and several of the special rules for Non-U.S. Holders described below generally apply only if the Non-U.S. Holder appropriately certifies as to its foreign status. A Non-U.S.

Holder can generally meet this certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder may be required to provide appropriate documentation to the agent. The holder's agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

     Sale, Exchange or Redemption of Notes. Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of the notes. This general rule, however, is subject to several exceptions. For example, the gain will be subject to U.S. federal income tax if:

     - the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder;

     - the Non-U.S. Holder is an individual that has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

     - the Non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to certain expatriates.

     Conversion of Notes. A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. Any gain recognized as a result of the holder's receipt of cash (including cash in lieu of a fractional share of stock) will generally not be subject to U.S. federal income tax. See "-- Sale or Exchange of Common Stock" below. However, amounts received that are allocable to accrued but unpaid interest will be treated as set for in "Interest on Notes" above.

     Dividends on Common Stock. Dividends paid to a Non-U.S. Holder will generally be subject to U.S. federal income tax withholding at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder's country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by satisfying applicable certification and other requirements.

     Sale or Exchange of Common Stock. Non-U.S. Holders will generally not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of common stock. This general rule, however, is subject to exceptions, as described under "-- Sale, Exchange or Redemption of Notes" above.

     Income or Gain Effectively Connected With a U.S. Trade or Business. The preceding discussion of the tax consequences of the purchase, ownership and disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock or gain from the sale, exchange or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business will generally be subject to a "branch profits tax" at a 30% rate, although an applicable tax treaty might provide for a lower rate.

     U.S. Federal Estate Tax. The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest on the notes paid immediately before the death of the Non-U.S. Holder will have qualified as portfolio interest under the rules described above. Because we are a U.S. corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien individual, unless an applicable estate tax or other treaty provides otherwise.

     Information Reporting and Backup Withholding. In general, information reporting will apply to payments of interest and principal on the notes or dividends on the common stock, and backup withholding at the rate specified in the Code will apply with respect to such payments unless the Non-U.S. Holder appropriately certifies as to its foreign status or otherwise establishes an exemption.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a note or common stock effected outside the United States by a foreign office of a foreign "broker" (as defined in applicable Treasury regulations), provided that such broker:

     - derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States;

     - is not a controlled foreign corporation for U.S. federal income tax purposes; and

     - is not a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

     Payment of the proceeds of a sale of a note or common stock effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax or information reporting if such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of a sale of a note or common stock effected by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the Non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or it otherwise establishes an exemption.

     Any amount withheld under the backup withholding rules may be credited against the Non-U.S. Holder's U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

     THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                                  UNDERWRITING

     Salomon Smith Barney Inc. is acting as sole book-running manager of the offering, and, together with Raymond James & Associates, Inc., Wells Fargo Securities, LLC, William Blair & Company, L.L.C. and Advest, Inc., are acting as representatives of the underwriters named below.

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

                                                               PRINCIPAL AMOUNT
UNDERWRITER                                                        OF NOTES
-----------                                                    ----------------
Salomon Smith Barney Inc. ..................................     $ 81,250,000
Raymond James & Associates, Inc. ...........................       13,750,000
Wells Fargo Securities, LLC.................................       11,250,000
William Blair & Company, L.L.C. ............................       10,000,000
Advest, Inc. ...............................................        8,750,000
                                                                 ------------
  Total.....................................................     $125,000,000
                                                                 ============

     The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes (other than those covered by the over-allotment option described below).

     The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 2.25% of the principal amount of the notes. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $18,750,000 principal amount of notes at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each of the underwriters will be obligated, subject to certain conditions, to purchase an additional principal amount of notes in approximately the same proportion as set forth in the table above.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                               PAID BY HCC
                                                               -----------
Per note....................................................      2.25%

     In connection with the offering, Salomon Smith Barney, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that our total expenses for this offering, excluding underwriting discounts, will be approximately $500,000.

     The underwriters and certain of their affiliates have performed investment banking or commercial banking and other financial services for us and certain of our affiliates from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

     We will use a portion of the net proceeds of the sale of the notes to repay indebtedness under the revolving credit facility that we owe to certain of the underwriters or their affiliates. Since more than 10% of the net proceeds of the offering will be used to repay indebtedness that we owe to the underwriters or their affiliates, our offering will be made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules.

     We, our directors and our executive officers have agreed with Salomon Smith Barney not to offer for sale, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of common stock (or any option, warrant or other security convertible into or exchangeable or exercisable for shares of common stock), subject to certain exceptions, during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, except with the prior written consent of Salomon Smith Barney.

                             CERTAIN LEGAL MATTERS

     Haynes and Boone, LLP will pass upon the validity of the notes and certain legal matters regarding our common stock. Cleary, Gottlieb, Steen & Hamilton will pass upon certain legal matters for the underwriters.

     Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement may not occur.

PROSPECTUS

                                                                      [HCC LOGO]

                          HCC INSURANCE HOLDINGS, INC.
                                  COMMON STOCK
                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                    WARRANTS
                             ---------------------

     We may offer from time to time up to $750,000,000 of any combination of the securities described in this prospectus. We will not offer or sell any securities under this prospectus unless accompanied by a prospectus supplement.

     We may offer and sell, from time to time:

     - debt securities;

     - shares of our common stock; and

     - warrants to purchase our debt securities or our common stock.

     We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in these securities.

     We may sell the securities directly, or through agents designated from time to time, or to or through underwriters or dealers. If any underwriters are involved in the sale of any securities, their names and any applicable commissions or discounts will be set forth in a prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

     Our common stock is listed on the NYSE under the Symbol "HCC." The last reported sale price on January 18, 2002 was $25.86 per share.

                             ---------------------

     INVESTMENT IN THESE SECURITIES INVOLVES RISK.   SEE THE RISK FACTORS
SECTION BEGINNING ON PAGE 6.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OF THIS PROSPECTUS OR WHETHER IT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this prospectus is January 22, 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    2
The Company.................................................    3
Risk Factors................................................    6
Use of Proceeds.............................................   11
Ratio of Earnings to Fixed Charges..........................   11
Description of Our Common Stock.............................   11
Description of Senior Debt Securities and Subordinated Debt
  Securities................................................   13
Description of Warrants.....................................   18
Plan of Distribution........................................   21
Certain Legal Matters.......................................   21
Experts.....................................................   22
About Forward-Looking Statements............................   22
Where You Can Find More Information.........................   22

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total offering price of up to $750,000,000. This prospectus provides you with a general description of securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus, any prospectus supplement and the documents incorporated by reference in the prospectus together with the additional information described under "Where You Can Find More Information" and "Risk Factors" before you make an investment decision.

     You should rely only on the information contained in this prospectus and the applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, together with the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. The information included in any prospectus supplement is accurate only as of the date of that prospectus supplement. Our business, financial condition, results of operations and prospects may change after the date on the front cover of this prospectus.

                                  THE COMPANY

     As used in this prospectus, unless otherwise required by the context, the terms "we," "us," "our" and the "Company" refer to HCC Insurance Holdings, Inc. and its consolidated subsidiaries, and the term "HCC" refers only to HCC Insurance Holdings, Inc.

OVERVIEW

     We provide property and casualty insurance and accident and health insurance coverages, underwriting agency and intermediary services, and other insurance related services both to commercial customers and individuals. We concentrate our activities in selected narrowly defined lines of business. We operate primarily in the United States and the United Kingdom, although some of our operations have a broader international scope. We underwrite insurance both on a direct basis, where we insure a risk in exchange for a premium, and on a reinsurance basis, where we insure all or a portion of another insurance company's risk in exchange for all or a portion of the premium. We market our insurance products both directly to customers and through a network of independent or affiliated agents and brokers.

     Our insurance companies are risk-bearing and focus their underwriting activities on providing insurance and/or reinsurance in the following lines of business:

     - contingency;

     - disability;

     - energy;

     - errors and omissions;

     - general aviation;

     - kidnap and ransom;

     - life, accident and health;

     - marine;

     - medical stop-loss;

     - professional liability; and

     - property.

     In the United States, Avemco Insurance Company, U.S. Specialty Insurance Company and HCC Life Insurance Company operate on an admitted, or licensed, basis. Houston Casualty Company operates on a surplus lines basis as a non-admitted, or unlicensed, insurer offering insurance coverage not otherwise available from an admitted insurer in the relevant state.

     Our underwriting agencies underwrite on behalf of our insurance companies and other insurance companies. They receive fees for these services and do not bear any of the insurance risk of the companies for which they underwrite. Our underwriting agencies generate revenues based entirely on management fees and profit commissions and specialize in contingency, disability, kidnap and ransom, medical stop-loss, and professional liability insurance and a variety of accident and health related insurance and reinsurance products. Our medical stop-loss insurance provides coverages to companies, associations and public entities that elect to self-insure their employee's medical coverage for losses within specified levels, allowing them to manage the risk of excessive health insurance exposure by limiting aggregate and specific losses to a predetermined amount.

     We have recently consolidated the operations of certain of our agencies with certain of our insurance companies to improve operational efficiencies. The operations of HCC Aviation Insurance Group, Inc., and our occupational accident and workers' compensation underwriting agency, HCC Employer Services, Inc., were consolidated into those of our licensed property and casualty insurance company, U.S. Specialty

Insurance Company, and the operations of our London-based accident and health underwriting agency, LDG Re (London), Ltd., were consolidated with those of the London branch of our largest property and casualty insurance company, Houston Casualty Company. We expect to continue consolidating certain agency operations in the future.

     Our intermediaries provide insurance and reinsurance brokerage services for our insurance companies and our clients, and receive fees for their services. Our intermediaries do not bear any of the insurance risks of the companies on behalf of which they act. They earn commission income and to a lesser extent fees for certain services, generally paid by the insurance and reinsurance companies with whom the business is placed. These operations consist of:

     - consulting on risks by providing information to clients about insurance coverage;

     - marketing risks by providing information and assistance on pricing a particular insurance risk;

     - placing risks by negotiating with insurers and reinsurers to accept an insurance risk; and

     - servicing risks by facilitating the collection of premiums and resolution of claims on behalf of our insurance clients.

     Our intermediaries specialize in developing and marketing employee benefit plans on a retail basis and in placing reinsurance for both accident and health, and property and casualty lines of business.

     We are a Delaware corporation. Our principal executive offices are located at 13403 Northwest Freeway, Houston, Texas 77040 and our telephone number is
(713) 690-7300. We maintain a World Wide Web-site at www.hcch.com. The reference to our World Wide Web address does not constitute the incorporation by reference of the information contained at this site in this prospectus supplement or the accompanying prospectus.

OUR STRATEGY

     Our business philosophy as an insurer is to maximize underwriting profits while limiting risk in order to preserve shareholders' equity and maximize earnings. We concentrate our insurance writings in selected, narrowly defined lines of business where we believe we can achieve an underwriting profit. We focus on lines of business that have relatively short lead times between the occurrence of an insured event and the reporting of claims. We market our insurance products both directly to customers and through independent or affiliated agents and brokers.

     The property and casualty insurance industry and individual lines of business within the industry are cyclical in that there are times when a large number of companies offer insurance on certain lines of business, and the premiums tend to go down, and other times where insurance companies decide to limit their writings in certain lines of business or suffer from excessive losses, which tends to increase the premiums for those companies that continue to write insurance in those lines of business. In our insurance company operations, we believe our operational flexibility, which permits us to shift the focus of our insurance underwriting activity among our various lines of business and also to shift the emphasis from our insurance risk-bearing business to our non-insurance fee-based business, as well as our experienced underwriting personnel and access to, and expertise in, the reinsurance marketplace allow us to implement a strategy of emphasizing more profitable lines of business during periods of increased premium rates and de-emphasizing less profitable lines of business during periods of severe competition. In addition, we believe that our underwriting agencies and intermediary subsidiaries complement our insurance underwriting activities. Our ability to utilize affiliated insurers, underwriting agencies and intermediaries permits us to retain a greater portion of the gross revenue derived from written premium.

     We purchase reinsurance by transferring part of the risk we have assumed through the process of ceding this risk to a reinsurance company in exchange for part of the premium we receive in connection with the risk. We purchase reinsurance to limit the net loss from both individual and catastrophic risks to our insurance companies. The amount of reinsurance we purchase varies by, among other things, the particular risks inherent in the policies underwritten, the pricing of reinsurance and the competitive conditions within the relevant line of business.

     In 2000 and 2001, due to a hardening of the respective markets, premium rates in the accident and health, energy, general aviation and medical stop-loss lines of business increased. We anticipate continued improvements in these markets and in all of our lines of business during 2002 as a result of the effects from the September 11, 2001 terrorist attacks in the United States on the insurance industry and other market conditions and market forces. In response to these changing market conditions, we plan to continue to expand the underwriting activities in our insurance company operations.

     We also acquire or make strategic investments in companies that present an opportunity for future profits or for enhancement of our business. We expect to continue to seek to acquire complementary businesses with established management and established reputations in the insurance industry. We believe that we can enhance acquired businesses through the synergies created by our underwriting capabilities and our other operations. However, our business plan is shaped by our underlying business philosophy, which is to maximize underwriting profit, while preserving shareholders' equity. As a result, our primary objective is to increase net earnings rather than market share or gross written premium.

     In our ongoing operations, we will continue to:

     - emphasize the underwriting of lines of business in which premium rates, the availability and cost of reinsurance, and market conditions warrant;

     - limit our net loss exposure to our insurance company subsidiaries from a catastrophe loss through the use of reinsurance; and

     - review the potential acquisition of specialty insurance operations and other strategic investments.

                                  RISK FACTORS

     Investing in our securities will provide you with an interest in, or obligation of, our Company. As an investor, you will be subject to risks inherent in our businesses. The performance of your investment in our Company will reflect the performance of our business relative to, among other things, general economic and industry conditions, market conditions and competition. The value of your investment may increase or it may decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus or information incorporated by reference before deciding to make any investment in our Company.

IF WE CANNOT OBTAIN ADEQUATE REINSURANCE PROTECTION FOR THE RISKS WE HAVE UNDERWRITTEN, WE WILL EITHER BE EXPOSED TO GREATER LOSSES FROM THESE RISKS OR WE WILL REDUCE THE LEVEL OF BUSINESS WE UNDERWRITE, WHICH WILL REDUCE OUR REVENUES.

     We purchase reinsurance for significant amounts of risk underwritten by our insurance company subsidiaries, especially catastrophe risks. We also purchase reinsurance on risks underwritten by others which we reinsure through a retrocession agreement. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase, which may affect the level of our business and profitability. For instance, the natural attrition of reinsurers who exit lines of business, or who curtail their writings, for economic or other reasons, reduces the capacity of the reinsurance market, causing rates to rise. In addition, the historical results of reinsurance programs and the availability of capital also affect the availability of reinsurance. Our reinsurance facilities are generally subject to annual renewal. We cannot assure you that we can maintain our current reinsurance facilities or that we can obtain other reinsurance facilities in adequate amounts and at favorable rates. Further, we cannot determine at this time what the present and longer term effects of the September 11, 2001 attacks will have on the reinsurance market in general and on our ability to obtain reinsurance in adequate amounts and at favorable rates in particular. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we would have to reduce the level of our underwriting commitments, especially catastrophe exposed risks. Either of these potential developments could have a material adverse effect on our business. The lack of available reinsurance may also adversely affect our ability to generate fee and commission income in our underwriting agency and reinsurance intermediary operations. A reinsurance intermediary structures and arranges reinsurance between insurers seeking to cede insurance risks and reinsurers willing to assume such risks.

IF THE COMPANIES THAT PROVIDE OUR REINSURANCE DO NOT PAY ALL OF OUR CLAIMS, WE COULD INCUR SEVERE LOSSES.

     We purchase reinsurance by transferring, or ceding, part of the risk we have assumed to a reinsurance company in exchange for part of the premium we receive in connection with the risk. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred or ceded to the reinsurer, it does not relieve us, the reinsured, of our liability to our policyholders. Accordingly, we bear credit risk with respect to our reinsurers. We cannot assure you that our reinsurers will pay all of our reinsurance claims, or that they will pay our claims on a timely basis.

     It is presently unclear what effect the attacks of September 11, 2001 will ultimately have on the financial position of our reinsureres. At present, we can neither determine the extent to which we will be liable, as a result of the terrorist attacks of September 11, for risks we have ceded to reinsurers, nor can we determine the extent to which our credit risk with respect to our reinsurers may have increased because the reinsurers are in a weakened financial position as a result of the September 11 attacks. If we become liable for risks we have ceded with respect to the September 11 attacks or if our reinsurers cease to meet their obligations to us, whether because they are in a weakened position as a result of the September 11 attacks or otherwise, our results of operations and financial position could be materially adversely affected.

IF WE ARE UNSUCCESSFUL IN COMPETING AGAINST LARGER OR MORE WELL-ESTABLISHED BUSINESS RIVALS, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION WILL BE ADVERSELY AFFECTED.

     In our specialty insurance operations, we compete in narrowly-defined niche classes of business such as the insurance of private aircraft (general aviation), and employer sponsored, self-insured medical plans (medical stop-loss), as distinguished from such general lines of business as automobile or homeowners insurance. We compete with a large number of other companies in our selected lines of business, including: American International Group and U.S. Aviation Insurance Group (a subsidiary of Berkshire Hathaway, Inc.) in our aviation line of business; SAFECO Corporation and Hartford Life, Inc. in our medical stop-loss line of business; and Underwriters at Lloyd's, ACE Limited and XL Capital Ltd. in our accident and health line of business. We face competition both from specialty insurance companies, underwriting agencies and intermediaries as well as from diversified financial services companies that are significantly larger than we are and that have significantly greater financial, marketing and other resources than we do. Some of these competitors also have longer experience and more market recognition than we do. In addition to competition in the operation of our business, we face competition from a variety of sources in attracting and retaining qualified employees.

     We cannot assure you that we will maintain our current competitive position in the markets in which we operate, or that we will be able to expand our operations into new markets. If we fail to do so, our business could be materially adversely affected.

BECAUSE WE ARE A PROPERTY AND CASUALTY INSURER, UNFORESEEN CATASTROPHIC LOSSES MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS, LIQUIDITY AND FINANCIAL CONDITION.

     Property and casualty insurers are subject to claims arising out of catastrophes that may have a significant effect on their results of operations, liquidity and financial condition. Catastrophe losses have had a significant impact on our results. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires and may include man-made events, such as the September 11, 2001 terrorist attacks on the World Trade Center. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes, earthquakes and terrorist attacks may produce significant damage in large, heavily populated areas. Catastrophes can cause losses in a variety of our property and casualty lines, and most of our past catastrophe-related claims have resulted from hurricanes and earthquakes; however, as a result of the September 11, 2001 terrorist attacks, we experienced the largest single loss to our insurance company operations in our history. Insurance companies are not permitted to reserve for a catastrophe until it has occurred. In 2002, we expect that approximately 10% of our current business may be affected by catastrophes. It is therefore possible that a catastrophic event or multiple catastrophic events could have material adverse effect upon our results of operations, liquidity and financial condition.

BECAUSE WE OPERATE INTERNATIONALLY, FLUCTUATIONS IN CURRENCY EXCHANGE RATES MAY AFFECT OUR RECEIVABLE AND PAYABLE BALANCES AND OUR RESERVES, WHICH MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     We underwrite insurance coverages which are denominated in a number of foreign currencies, and we establish and maintain our loss reserves with respect to these policies in their respective currencies. Our net earnings could be adversely affected by exchange rate fluctuations, which would adversely affect receivable and payable balances and reserves. Our principal area of exposure relates to fluctuations in exchange rates between the major European currencies (particularly the British pound sterling) and the U.S. dollar. Consequently, a change in the exchange rate between the U.S. dollar and the British pound sterling could have an adverse effect on our net earnings.

     On a limited basis, we enter into foreign currency forward contracts as a hedge against foreign currency fluctuations. The foreign currency forward contracts are used to convert currency at a known rate in an amount that approximates average monthly expenses. Thus, the effect of these transactions is to limit the foreign currency exchange risk of the recurring monthly expenses. We use these foreign currency forward contracts strictly as a hedge against existing exposure to foreign currency fluctuations rather than as a form of speculative or trading investment.

IF WE FAIL TO COMPLY WITH EXTENSIVE STATE, FEDERAL AND FOREIGN REGULATIONS, WE WILL BE SUBJECT TO PENALTIES, WHICH MAY INCLUDE FINES AND SUSPENSION AND WHICH MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     We are subject to extensive governmental regulation and supervision. Most insurance regulations are designed to protect the interests of policyholders rather than shareholders and other investors. This regulation, generally administered by a department of insurance in each state in which we do business, relates to, among other things:

     - approval of policy forms and premium rates;

     - standards of solvency, including risk-based capital measurements (which is a measure developed by the National Association of Insurance Commissioners and used by state insurance regulators to identify insurance companies that potentially are inadequately capitalized);

     - licensing of insurers and their agents;

     - restrictions on the nature, quality and concentration of investments;

     - restrictions on the ability of our insurance company subsidiaries to pay dividends to us;

     - restrictions on transactions between insurance company subsidiaries and their affiliates;

     - restrictions on the size of risks insurable under a single policy;

     - requiring deposits for the benefit of policyholders;

     - requiring certain methods of accounting;

     - periodic examinations of our operations and finances;

     - prescribing the form and content of records of financial condition required to be filed; and

     - requiring reserves for unearned premium, losses and other purposes.

     State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies, holding company issues and other matters.

     Recently adopted federal financial services modernization legislation is expected to lead to additional federal regulation of the insurance industry in the coming years. Also, foreign governments regulate our international operations. Our business depends on compliance with applicable laws and regulations and our ability to maintain valid licenses and approvals for our operations.

     Some regulatory authorities have relatively broad discretion to grant, renew, or revoke licenses and approvals. Regulatory authorities may deny or revoke licenses for various reasons, including the violation of regulations. In some instances, we follow practices based on our interpretations of regulations, or those that we believe may be generally followed by the industry, which may be different from the requirements or interpretations of regulatory authorities. If we do not have the requisite licenses and approvals and do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us. That type of action could have a material adverse effect on our business. Also, changes in the level of regulation of the insurance industry (whether federal, state or foreign), or changes in laws or regulations themselves or interpretations by regulatory authorities, could have a material adverse effect on our business.

IF THE RATING AGENCIES DOWNGRADE OUR COMPANY OR OUR INSURANCE COMPANIES, OUR RESULTS OF OPERATIONS AND COMPETITIVE POSITION IN THE INDUSTRY MAY SUFFER.

     Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Our insurance companies are rated by A.M. Best Company and Standard & Poor's Corporation. A.M. Best and Standard & Poor's ratings reflect their opinions of an insurance company's and insurance holding company's financial strength, operating performance, strategic position, and ability to meet its obligations to policyholders, and are not evaluations directed to investors. Our ratings are subject to periodic review by A.M. Best and Standard & Poor's and the continued retention of those ratings cannot be assured. If our ratings are reduced from their current levels by A.M. Best and/or Standard & Poor's, our results of operations could be adversely affected.

OUR LOSS RESERVES ARE BASED ON AN ESTIMATE OF OUR FUTURE LIABILITY. IF ACTUAL CLAIMS PROVE TO BE GREATER THAN OUR RESERVES, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED.

     We maintain loss reserves to cover our estimated liability for unpaid losses and loss adjustment expenses, including legal and other fees as well as a portion of our general expenses, for reported and unreported claims incurred as of the end of each accounting period. Reserves do not represent an exact calculation of liability. Rather, reserves represent an estimate of what we expect the ultimate settlement and administration of claims will cost. These estimates, which generally involve actuarial projections, are based on our assessment of facts and circumstances then known, as well as estimates of future trends in claims severity, frequency, judicial theories of liability and other factors. These variables are affected by both internal and external events, such as changes in claims handling procedures, inflation, judicial trends and legislative changes. Many of these items are not directly quantifiable in advance. Additionally, there may be a significant reporting lag between the occurrence of the insured event and the time it is reported to us. The inherent uncertainties of estimating reserves are greater for certain types of liabilities, particularly those in which the various considerations affecting the type of claim are subject to change and in which long periods of time may elapse before a definitive determination of liability is made. Reserve estimates are continually refined in a regular and ongoing process as experience develops and further claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which such estimates are changed. Because setting reserves is inherently uncertain, there can be no assurance that current reserves will prove adequate in light of subsequent events.

     We have recently announced that we estimate our pre-tax gross loss related to the terrorist attacks of September 11, 2001 to be $141.0 million and our pre-tax net loss to be $35.0 million. We believe our estimates of gross and net losses to be reasonable, but they may be subject to adjustment as we receive additional information from our clients and producers. It is difficult to fully estimate our losses from the September 11, 2001 attacks given the uncertain nature of the damage theories related to insurance claims made in connection with the attacks.

WE INVEST A SIGNIFICANT AMOUNT OF OUR ASSETS IN FIXED INCOME SECURITIES THAT HAVE EXPERIENCED MARKET FLUCTUATIONS. FLUCTUATIONS IN THE FAIR MARKET VALUE OF FIXED INCOME SECURITIES MAY GREATLY REDUCE THE VALUE OF OUR INVESTMENT PORTFOLIO, AND AS A RESULT, OUR FINANCIAL CONDITION MAY SUFFER.

     As of September 30, 2001, $489.7 million of our $911.8 million investment portfolio was invested in fixed income securities. The fair market value of these fixed income securities and the investment income from these fixed income securities fluctuate depending on general economic and market conditions. With respect to our investments in fixed income securities, the fair market value of these investments generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed income securities will generally increase or decrease with interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk (such as mortgage-backed and other asset-backed securities) may differ from those anticipated at the time of investment as a result of interest rate fluctuations. An investment has prepayment risk when there is a risk that the timing of cash flows that result from the repayment of principal might occur earlier than anticipated because of declining interest rates or later than anticipated because of rising interest rates. Historically, the impact of market fluctuations has affected our financial statements. Because all of our fixed income securities are classified as available for sale, changes in the fair market value of our securities are reflected in our balance sheet. Similar treatment is not available for liabilities. Therefore, interest rate fluctuations could adversely affect our generally accepted accounting principles, or GAAP, shareholders' equity, total comprehensive income and/or our cash flows. Historically, the impact of market fluctuations has affected our financial statements. Unrealized pre-tax net investment gains (losses) on investments in fixed-income securities were $11.9 million, ($19.0 million) and $3.6 million for the years ended 2000, 1999 and 1998, respectively.

IF STATES DRASTICALLY INCREASE THE ASSESSMENT OUR INSURANCE COMPANIES ARE REQUIRED TO PAY, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION WILL SUFFER.

     Our insurance company subsidiaries are subject to assessments in most states where we are licensed for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies. Maximum contributions required by law in any one year vary by state and have historically been between 1% and 2% of annual premiums written. We cannot predict with certainty the amount of future assessments. Significant assessments could have a material adverse effect on our financial condition or results of operations.

IF WE ARE UNABLE TO OBTAIN DIVIDENDS IN NEEDED AMOUNTS FROM OUR INSURANCE COMPANY SUBSIDIARIES AS A RESULT OF REGULATORY RESTRICTIONS, WE MAY NOT BE ABLE TO MEET OUR DEBT, DIVIDEND, AND EXPENSE OBLIGATIONS.

     Our principal assets are the shares of capital stock of our insurance company subsidiaries. We may rely on dividends from our insurance company subsidiaries to meet our obligations for paying principal and interest on outstanding debt obligations, dividends to shareholders and corporate expenses. The payment of dividends by our insurance company subsidiaries is subject to regulatory restrictions and will depend on the surplus and future earnings of these subsidiaries, as well as the regulatory restrictions. As a result, should our other sources of funds prove to be inadequate, we may not be able to receive dividends from our insurance company subsidiaries at times and in amounts necessary to meet our obligations.

                                USE OF PROCEEDS

     Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, including, but not limited to, the following purposes:

     - contribute capital to insurance company subsidiaries;

     - make acquisitions;

     - make capital expenditures;

     - provide working capital;

     - purchase equity or fixed income investments;

     - repay or refinance debt or other corporate obligations; or

     - repurchase and redeem securities.

     Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of our earnings to our fixed charges for the periods indicated are as follows:

                                          FOR THE NINE MONTHS    FOR THE YEARS ENDED DECEMBER 31,
                                          ENDED SEPTEMBER 30,   ----------------------------------
                                                 2001           2000   1999   1998    1997    1996
                                          -------------------   ----   ----   -----   -----   ----
Ratio of earnings to fixed charges......         3.69           5.13   3.58   15.42   11.10   9.31

     For these ratios, earnings consist of income before interest expense, including amortization of capitalized expenses related to indebtedness estimated interest factor (33.3%) of rental expense, accounting changes and income taxes. Fixed charges consist of interest expense, including amounts capitalized, amortization of capitalized expenses related to indebtedness, and estimated interest factor (33.3%) of rent expense.

                        DESCRIPTION OF OUR COMMON STOCK

     Set forth below is a summary of all of the material provisions of our organizational documents. You should read the organizational documents, which are filed as exhibits to this registration statement, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a shareholder.

     Pursuant to our Certificate of Incorporation, we have the authority to issue an aggregate of 250,000,000 shares of common stock, par value $1.00 per share. As of December 31, 2001, 61,437,555 shares of common stock were outstanding, and 5,789,323 shares of our common stock were reserved for issuance under our various stock option plans.

     Voting rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of our shareholders. Our shareholders do not have the right to cumulate their votes in the election of directors.

     Dividends, distributions and stock splits. Holders of our common stock are entitled to receive dividends if, as and when such dividends are declared by our Board of Directors out of assets legally available therefor.

     Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities, our remaining assets will be distributed ratably among the holders of common stock.

     Fully Paid. All shares of common stock outstanding are fully paid and nonassessable, and all the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

     Other Rights. Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     We are a Delaware corporation. The Delaware General Corporation Law contains certain provisions that could discourage potential takeover attempts and make it more difficult for our shareholders to change management or receive a premium for their shares.

     Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner that includes approval by at least 66.7% of the outstanding stock not owned by the interested shareholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the shareholder. For purposes of
Section 203, an "interested shareholder" is defined to include any person that is:

     - the owner of 15% or more of the outstanding voting stock of the corporation;

     - an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

     - an affiliate or associate of the persons described in the foregoing bullet points.

     Shareholders may, by adopting an amendment to the corporation's Certificate of Incorporation or Bylaws, elect for the corporation not to be governed by
Section 203, effective 12 months after adoption. Neither our Certificate of Incorporation nor our Bylaws exempt us from the restrictions imposed under
Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors because shareholder approval of the transaction, as discussed above, would be unnecessary.

     Charter and Bylaw Provisions. Our Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by our shareholders may be effected either at a duly called annual or special meeting of the shareholders or by written consent of the shareholders. Special meetings of shareholders may be called by the President, the Board of Directors or by a majority of the shareholders entitled to vote at the special meeting.

     Our Certificate of Incorporation does not provide for the division of our Board of Directors into classes. Each year at the annual meeting of shareholders, all directors are elected to hold office until the next succeeding annual meeting of shareholders. The number of directors is fixed by resolution of the Board, but is required under the Bylaws to be at least seven and not more than fifteen. The size of the board is currently fixed at thirteen members.

     Directors may be removed with the approval of the holders of a majority of the shares entitled to vote at a meeting of shareholders. Directors may be removed by shareholders with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, a sole remaining director, or the holders of a majority of the shares entitled to vote at a meeting of shareholders.

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LIMITATION OF LIABILITY; INDEMNIFICATION

     Our Certificate of Incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

     - for any breach of the director's duty of loyalty to us or our shareholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases or dividends; or

     - for any transaction from which the director derives an improper personal benefit.

     These provisions do not limit or eliminate our rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

     Our Bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We have entered into separate indemnification agreements with our directors and officers that may, in some cases, be broader than the specific indemnification provisions contained in our Certificate of Incorporation, Bylaws or the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify the officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. These agreements also may require us to advance the expenses incurred by the officers and directors as a result of any proceeding against them as to which they could be indemnified. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock is First Union National Bank.

                   DESCRIPTION OF SENIOR DEBT SECURITIES AND
                          SUBORDINATED DEBT SECURITIES

GENERAL

     The debt securities will be our general unsecured obligation and will be issued as either senior notes and debentures, which are referred to throughout as the senior debt securities, or subordinated notes and debentures, which are referred to throughout as the subordinated debt securities, or both. We would issue our debt securities under one or more separate indentures, in each case between us, our subsidiary guarantors and the trustee, and in substantially the form that has been filed as an exhibit to the registration statement of which this prospectus is a part, but subject to any future amendments or supplements. We will issue senior debt securities under a senior indenture and subordinated debt securities under a subordinated indenture. We refer to the senior indenture and the subordinated indenture below singularly as the indenture or together as the indentures. We refer to the senior trustee and the subordinated trustee below individually as a trustee and together as the trustees.

     Set forth below is a summary of all of the material terms of the indentures. The particular terms of the debt securities we might offer and the extent to which these general provisions apply will be described in a prospectus supplement relating to the offered debt securities. We have included the forms of the indentures under which the offered debt securities will be issued as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you.

     Our payment obligations under any debt securities may, if specified in any prospectus supplement, be fully and unconditionally guaranteed by one or more of our subsidiaries as subsidiary guarantors. If any series of debt securities is guaranteed by one of our subsidiaries, the applicable prospectus supplement will identify each subsidiary guarantor and describe such subsidiary guarantee, including the circumstances in which it may be released. Unless specified otherwise in any prospectus supplement, any guarantee of debt securities by one or more of our subsidiaries will be on a full and unconditional basis.

     Unless we provide otherwise in any prospectus supplement, the indentures do not limit the aggregate principal amount of debt securities that we can issue. We may issue debt securities in one or more series and in differing aggregate principal amounts. We may issue debt securities in any currency or currency unit that we may designate. We may issue debt securities in registered or global form. The rights of holders of debt securities will be limited to our assets and the assets of any subsidiary guarantors.

     Except in the case of any debt securities that are guaranteed by a subsidiary guarantor, the debt securities will not be obligations of any of our subsidiaries. Except as may be described in any prospectus supplement, the indentures do not limit the ability of our subsidiaries to incur debt in the future. Our right to participate in the assets of any subsidiary (and thus the ability of holders of the debt securities to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subject to any security interest of other creditors of such subsidiary. Unless the debt securities are guaranteed by our subsidiaries, the debt securities will be structurally subordinated to creditors, including trade creditors, of our subsidiaries with respect to the assets of the subsidiaries against which such creditors have a more direct claim.

     The senior debt securities will rank equally with all of our other senior debt, if any. As of September 30, 2001, our debt to equity ratio was 19.8:100. If we offer subordinated debt, the subordinated debt securities will have a junior position to all of our senior debt, if any. We currently have outstanding $172,500,000 in 2.00% Convertible Notes Due 2021, which are unsecured obligations that will rank equally with our existing and future unsecured senior indebtedness. As of December 31, 2001, we have no outstanding indebtedness under our $200,000,000 bank loan facility. Any amounts borrowed under that facility would be senior to the subordinated debt securities. We will disclose any material changes to such amounts in a prospectus supplement prepared in accordance with this prospectus. Other than as may be described in a prospectus supplement, neither indenture will contain any covenant or provision that affords debt holders protection in the event that we enter into a highly leveraged transaction in which we borrow a substantial amount of the monetary requirements for such transaction. These same holders would not have any right to require us to repurchase the debt securities, in the event that the credit rating of any debt securities declined as a result of our involvement in a takeover, recapitalization, similar restructuring or otherwise.

     A prospectus supplement including the indentures, filed as an exhibit, relating to any series of debt securities that we may offer will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title and type of debt securities being offered, which may include medium term notes;

     - the total principal amount of debt securities being offered;

     - whether the debt securities will be issued in one or more forms of global securities and whether such global securities are to be issuable in temporary global form or permanent global form;

     - whether the debt securities will be guaranteed by any of the subsidiaries of the Company;

     - the dates on which the principal of, and premium, if any, on the offered debt securities is payable;

     - the interest rate or the method of determining the interest rate;

     - the date from which interest will accrue;

     - the interest payment dates;

     - the place where the principal, premium and interest is payable;

     - any optional redemption periods;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     - whether the debt securities will be convertible into shares of common stock or exchangeable for other of our securities (which would be required to be registered under the Securities Act of 1933) and if so, the terms of conversion or exchange;

     - the currency or currencies, if other than U.S. dollars, in which principal payments or other payments will be payable;

     - events causing acceleration of maturity;

     - any provisions granting special rights to holders when a specified event occurs;

     - any changes to or additional events of default or covenants;

     - any material United States federal income tax consequences and any special tax implications of ownership and disposition of the debt securities; and

     - any other terms of the debt securities.

     The debt securities will be issued in registered form. There will be no service charge for any registration, transfer or exchange of debt securities. We may, however, require payment of an amount that would be sufficient to cover any tax or other governmental charge we may incur. We may sell debt securities at a discount or premium (which may be substantial) below or above their stated principal amount, either bearing no interest or bearing interest at a rate that may be below the market rate at the time we issue the debt securities.

     We will describe any material United States federal income tax consequences and other special considerations applicable to discounted debt securities in the prospectus supplement. If we sell any of the offered debt securities for any foreign currency or currency unit, or if any of the principal, premium or interest, if any, is payable on any of the offered debt securities, the restrictions, elections, tax consequences, specific terms and other information pertaining to the offered debt securities and such foreign currency or foreign currency unit will be set forth in the prospectus supplement describing such offered debt securities.

DENOMINATIONS

     We will issue the debt securities in registered form of $1,000 each or integral multiples thereof.

SUBORDINATION

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities generally will be subordinated and junior in right of payment to the prior payment in full of all senior indebtedness. The subordinated indenture defines senior indebtedness to include all notes or other unsecured evidences of indebtedness, including our guarantees for money borrowed by us, not expressed to be subordinate or junior in right of payment to any other of our indebtedness and all extensions of such indebtedness. The subordinated indenture provides that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

     - of any insolvency, bankruptcy or similar proceeding involving us or our property;

     - we fail to pay the principal, interest, any premium or any other amounts on any senior indebtedness when due;

     - of a default (other than a payment default with respect to the senior indebtedness) that imposes a payment blockage on the subordinated debt securities for a maximum of 179 days at any one time, unless the event of default has been cured or waived or shall no longer exist; or

     - the principal and any accrued interest on any series of subordinated debt securities has been declared due and payable upon an event of default described in the subordinated debt indenture and such declaration has not been rescinded.

     In the event of any voluntary or involuntary bankruptcy, insolvency, reorganization or other similar proceeding relating to us, all of our obligations to holders of senior indebtedness will be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest, if any, on the subordinated debt securities of any series. In the event of any such bankruptcy, insolvency, reorganization or other similar proceeding, holders of the subordinated debt securities of any series, together with holders of indebtedness ranking equally with the subordinated debt securities, shall be entitled, ratably, to be paid amounts that are due to them, but only from assets remaining after we pay in full the amounts that we owe on our senior indebtedness. We will make these payments before we make any payment or other distribution on account of any indebtedness that ranks junior to the subordinated debt securities. However, if we have paid in full all of the sums that we owe with respect to our senior indebtedness and creditors in respect of our obligations associated with such derivative products have not received payment in full of amounts due to them, then the available remaining assets shall be applied to payment in full of those obligations before any payment is made on the subordinated debt securities. If we are in default on any of our senior indebtedness or if any such default would occur as a result of certain payments, then we may not make any payments on the subordinated debt securities or effect any exchange or retirement of any of the subordinated debt securities unless and until such default has been cured or waived or otherwise ceases to exist.

     No provision contained in the subordinated indenture or the subordinated debt securities affects our absolute and unconditional obligation to pay when due, principal of, premium, if any, and interest on the subordinated debt securities and neither the subordinated indenture nor the subordinated debt securities prevent the occurrence of any default or event of default under the subordinated indenture or limit the rights of the subordinated trustee or any holder of subordinated debt securities, subject to the three preceding paragraphs, to pursue any other rights or remedies with respect to the subordinated debt securities. As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or any of our subsidiaries or a marshaling of our assets or liabilities and our subsidiaries, holders of subordinated debt securities may receive ratably less than other creditors.

     If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated herein by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

EVENTS OF DEFAULT; REMEDIES

     The following are defined as events of default under each indenture:

     - our failure to pay principal or any premium on any debt security when due;

     - our failure to pay any interest on any debt security when due, continued for 30 days;

     - our failure to deposit any mandatory sinking fund payment when due, continued for 30 days;

     - our failure to perform any other covenant or warranty in the Indenture that continues for 90 days after written notice;

     - our certain events of bankruptcy, insolvency or reorganization; and

     - any other event of default as may be specified with respect to debt securities of such series.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if the trustee considers withholding of notice to be in the best interest of the holders. If an event of default occurs, either the trustee or the holders of at least 25% of the principal amount of the outstanding debt securities may declare the principal amount of the debt securities of the applicable series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the outstanding debt securities of such series can void the declaration. These conditions include the requirement that we have paid or deposited with the trustee a sum sufficient to pay all overdue principal and interest payments on the series of debt securities subject to the default. If an event of default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of the outstanding debt securities of all series will become immediately due and payable without any declaration or other act on the part of either trustee or any holder.

     Depending on the terms of our indebtedness, an event of default under an indenture may cause a cross default on our other indebtedness. Other than its duties in the case of default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holder or group of holders unless the holders offer the trustee reasonable indemnity. If the holders provide reasonable indemnification, the holders of a majority of the principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee for any series of debt securities. The holders of a majority of the principal amount outstanding of any series of debt securities may, on behalf of all holders of such series, waive any past default under the indenture, except in the case of a payment of principal or interest default. We are required to provide to each trustee an annual statement reflecting the performance of our obligations under the indenture and any statement of default, if applicable.

COVENANTS

     Under the indentures, we will:

     - pay the principal, interest and any premium on the debt securities when due;

     - maintain a place of payment;

     - deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

     - deposit sufficient funds with any payment agent on or before the due date for any principal, interest or any premium.

MODIFICATION OR AMENDMENT OF INDENTURES

     Under each indenture, all rights and obligations and the rights of the holders may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. No modification or amendment may, however, be made without the consent of the holders of any debt securities if the following provisions are affected:

     - change in the stated maturity date of the principal payment or installment of any principal payment;

     - reduction in the principal amount or premium on, or interest on any of the debt securities;

     - reduction in the percentage required for modifications or amendment to be effective against any holder of any debt securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Each indenture generally permits a consolidation or merger between us and another corporation. Each indenture also permits us to sell all or substantially all of our property and assets. If this happens, the surviving or acquiring company will assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and the performance of the covenants in the indentures. We will only consolidate or merge with or into any other company or sell all, or substantially all, of our assets according to the terms and conditions of the indentures. The surviving or acquiring company will be substituted for us in the Indentures with the same effect as if it had been an original party to the indenture.

Thereafter, the successor company may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding our board of directors or any of our officers are required or permitted to do may be done by the board of directors or officers of the successor company. If we sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under any Indenture and under the debt securities.

DISCHARGE AND DEFEASANCE

     We will be discharged from our obligations under the debt securities of any series at any time if we irrevocably deposit with the trustee enough cash or U.S. government securities to pay the principal, interest, any premium and any other sums due through the stated maturity date or redemption date of the debt securities of the series. In this event, we will be deemed to have paid and discharged the entire indebtedness on all outstanding debt securities of the series. Accordingly, our obligations under the applicable indenture and the debt securities of such series to pay any principal, premium, or interest, if any, shall cease, terminate and be completely discharged. The holders of any debt securities shall then only be entitled to payment out of the money or U.S. government securities deposited with the trustee and such holders of debt securities of such series will not be entitled to the benefits of the indenture except as relate to the registration, transfer and exchange of debt securities and the replacement of lost, stolen or mutilated debt securities.

PAYMENT AND PAYING AGENTS

     We will pay the principal, interest and premium on fully registered securities at designated places. We will pay by check mailed to the person in whose name the debt securities are registered on the day specified in the indentures or any prospectus supplement. We will make debt securities payments in other forms at a place we designate and specify in a prospectus supplement.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Fully registered debt securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency we maintain for such purposes without the payment of any service charge except for any tax or governmental charge. The registered securities must be duly endorsed or accompanied by a written instrument of transfer, if required by us or the security registrar. We will describe any procedures for the exchange of debt securities for other debt securities of the same series in the prospectus supplement for that offering.

GLOBAL SECURITIES

     We may issue the debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depositary we identify in a prospectus supplement. We may issue global securities in registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or part for the individual debt securities it represents, the depositary or its nominee may not transfer a global security except as a whole. The depositary for a global security and its nominee may only transfer the global security between themselves or their successors. We will make principal, premium and interest payments on global securities to the depositary or the nominee it designates as the registered owner for such global securities. The depositary or its nominee will be responsible for making payments to you and other holders of interests in the global securities. We and the paying agents will treat the persons in whose names the global securities are registered as the owners of such global securities for all purposes. Neither we nor the paying agents have any direct responsibility or liability for the payment of principal, premium or interest to owners of beneficial interests in the global securities, and such liability is that of the depositary or its variance. As a result the beneficial interest holder may have to rely on the depositary to recover in the event of default.

                            DESCRIPTION OF WARRANTS

     We may issue warrants, including warrants to purchase common stock, debt securities or other securities registered pursuant to this registration statement and described in this prospectus. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. We will issue each series of warrants under a separate warrant agreement that will be entered into between us and a bank or trust company, as warrant agent, and will be described in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes certain general terms and provisions of the warrants we may offer. We will set forth further terms of the warrants and the applicable warrant agreement in the applicable prospectus supplement.

DEBT WARRANTS

     The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

     - the title of such debt warrants;

     - the offering price for such debt warrants;

     - the aggregate number of such debt warrants;

     - the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

     - if applicable, the designation and terms of the securities with which such debt warrants are issued and the number of such debt warrants issued with each security;

     - if applicable, the date from and after which such debt warrants and any securities issued therewith will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

     - the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

     - if applicable, the minimum or maximum amount of such debt warrants which may be exercised at any one time;

     - whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered form;

     - information with respect to book-entry procedures, if any;

     - the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

     - if applicable, a discussion of certain United States federal income tax considerations;

     - the antidilution provisions of such debt warrants, if any;

     - the redemption or call provisions, if any, applicable to such debt warrant; and

     - any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of such debt warrants.

COMMON STOCK WARRANTS

     The applicable prospectus supplement will describe the terms of any warrants exchangeable for common stock, including:

     - the title of such warrants;

     - the offering price of such warrants;

     - the aggregate number of such warrants;

     - the designation and terms of the common stock issued by us purchasable upon exercise of such warrants;

     - if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

     - if applicable, the date from and after which such warrants and any securities issued therewith will be separately transferable;

     - the number of shares of common stock issued by us purchasable upon exercise of the warrants and the price at which such shares may be purchased upon exercise;

     - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     - if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

     - the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

     - if applicable, a discussion of certain United States federal income tax considerations; and

     - the antidilution provisions of the warrants, if any.

                              PLAN OF DISTRIBUTION

     We may distribute the securities described in this prospectus or any prospectus supplement from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities offered under that prospectus supplement.

     We may sell securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each prospectus supplement will describe the terms of the securities to which the prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale.

     In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which the subject securities will be listed.

     Any underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities and sold and any discounts or commissions received by them, and any profit realized by them on the same or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Certain of any such underwriters and agents, including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

     Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for either of us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby.

     If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of securities that may stabilize, maintain, or otherwise affect the price of those securities, such intention and a description of such transactions will be described in the prospectus supplement.

     Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Certain of any such agents and underwriters, including their associates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

     Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for the common stock, which is listed on the NYSE, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

                             CERTAIN LEGAL MATTERS

     Unless otherwise indicated in the applicable prospectus supplements, the validity of the securities offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, our legal counsel.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of HCC Insurance Holdings, Inc. for the year ended December 31, 2000 and to the Current Report on Form 8-K dated June 14, 2001 of HCC Insurance Holdings, Inc. have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                        ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus that address activities, events or developments that we expect or anticipate may occur in the future, including, such things as future capital expenditures, business strategy, competitive strengths, goals, growth of our business and operations, plans, and references to future success may be considered forward-looking statements. Also, when we use words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "probably" or similar expressions, we are making forward-looking statements.

     Many risks and uncertainties may impact the matters addressed in these forward-looking statements. Many possible events or factors could affect our future financial results and performance. These could cause our results or performance to differ materially from those we express in our forward-looking statements. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, particularly in light of the terrorist attacks on September 11, 2001 and the global war on terrorism, our inclusion of this information is not a representation by us or any other person that our objectives and plans will be achieved. You should consider these risks and those we set out in the Risk Factors section of this prospectus before you purchase our securities.

     Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers (including us) that file documents with the SEC electronically. Our SEC filings may be obtained from that web site. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. You may also read and copy any document we file with the SEC at the following SEC public reference facilities:

     Public Reference Room         New York Regional Office         Chicago Regional Office
    450 Fifth Street, N.W.               233 Broadway                   Citicorp Center
           Room 1024               New York, New York 10279         500 West Madison Street
    Washington, D.C. 20549                                                Suite 1400
                                                                 Chicago, Illinois 60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering:

     - Our Annual Report on Form 10-K for the year ended December 31, 2000;

     - Our Current Report on Form 8-K dated February 23, 2001;

     - Our Current Report on Form 8-K dated March 2, 2001;

     - Our Current Report on Form 8-K dated May 11, 2001 (to the extent these items were "filed" with the SEC and not "furnished" to the SEC pursuant to Regulation FD);

     - Our Current Report on Form 8-K dated June 14, 2001;

     - Our Current Report on Form 8-K dated July 27, 2001;

     - Our Current Report on Form 8-K dated August 10, 2001 (to the extent these items were "filed" with the SEC and not "furnished" to the SEC pursuant to Regulation FD);

     - Our Current Report on Form 8-K dated August 24, 2001;

     - Our Current Report on Form 8-K dated September 14, 2001;

     - Our Current Report on Form 8-K dated October 10, 2001;

     - Our Current Report on Form 8-K dated November 8, 2001 (to the extent these items were "filed" with the SEC and not "furnished" to the SEC pursuant to Regulation FD);

     - Our Current Report on Form 8-K dated November 13, 2001 (to the extent these items were "filed" with the SEC and not "furnished" to the SEC pursuant to Regulation FD);

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;
       and

     - Our Quarterly Report on Form 10-Q for the quarter ended September 30,
       2001.

     Any person, including any beneficial owner, may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Investor Relations
     HCC Insurance Holdings, Inc.
     13403 Northwest Freeway
     Houston, TX 77040
     713-690-7300

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                                  $125,000,000

                          HCC INSURANCE HOLDINGS, INC.

                        1.30% CONVERTIBLE NOTES DUE 2003

                                   (HCC LOGO)

                                  ------------

                             PROSPECTUS SUPPLEMENT

                                 MARCH 25, 2003

                                  ------------

                              SALOMON SMITH BARNEY

                                 RAYMOND JAMES

                          WELLS FARGO SECURITIES, LLC

                            WILLIAM BLAIR & COMPANY

                                  ADVEST, INC.

                               ------------------

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